Exhibit 99.6

The information included in the attached First Quarterly Report, Economic Forecast and Fiscal Plan Update, 2008/09 – 2010/11 & Three Months April – June 2008, is presented as of September 12, 2008 and has not been updated to reflect subsequent events.

First Quarterly Report

Economic Forecast and

Fiscal Plan Update

2008/09 – 2010/11

&

Three Months

April – June 2008

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing–

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions  — 1945–           — Periodicals.*

3. Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77	354.711’007231’05

TABLE OF CONTENTS

2008/09 First Quarterly Report	September 12, 2008

Summary	3

Part One — Updated Fiscal Plan

Introduction	5

Revenue	6
Change from Budget 2008	6
Annual trends in current forecast	7

Expense	10
Contingencies	11
Spending pressures	11

Provincial capital spending	12

Provincial debt	13

Tables:
1.1 Fiscal Plan Update	6
1.2 Personal Income Tax Revenue	7
1.3 Corporate Income Tax Revenue	8
1.4 Social Service Tax Revenue	8
1.5 Energy, Metals and Minerals – Price and Revenue Assumptions	9
1.6 Health and Social Transfers	10
1.7 Notional Allocations to Contingencies	11
1.8 Spending Pressures	11
1.9 Capital Spending – Changes from Budget 2008	12
1.10 Debt Summary – Changes from Budget 2008	13

Part Two — Economic Review and Outlook

Summary	15

Economic Forecast Council survey	15

Recent economic developments	16

External environment	17
United States	17
Canada	19
Europe	21
Japan	21
China	21
Financial markets	21
Commodity markets	24

British Columbia economic forecast	25
External trade	26
Labour market	26

First Quarterly Report 2008/09

2	Table of Contents

Demographic developments	27
Domestic demand	28

Medium-term outlook	30

Risks to the forecast	30

Tables:
2.1 British Columbia Economic Indicators	16
2.2 First Quarterly Economic Forecast: Key Assumptions	20
2.3 Private Sector Canadian Three Month Treasury Bill Interest Rate Forecasts	21
2.4 Private Sector Exchange Rate Forecasts	23
2.5 First Quarterly Economic Forecast: Key Indicators	25
2.6 Current Economic Statistics	31
2.7.1 Gross Domestic Product: British Columbia	32
2.7.2 Components of Nominal Income and Expenditure	33
2.7.3 Labour Market Indicators	33
2.7.4 Major Economic Assumptions	34

Topic Box:
The Economic Forecast Council – September 2008 Update	35

Part Three — First Quarterly Report

Tables:
3.1 2008/09 Operating Statement	39
3.2 2008/09 Revenue by Source	39
3.3 2008/09 Expense by Function	40
3.4 2008/09 Capital Spending	41
3.5 2008/09 Provincial Debt	42

Appendix

Tables:
A1.1 Operating Statement – 2004/05 to 2010/11	43
A1.2 Revenue by Source – 2004/05 to 2010/11	44
A1.3 Expense by Function – 2004/05 to 2010/11	45
A1.4 Expense by Ministry, Program and Agency – 2007/08 to 2010/11	46
A1.5 Material Assumptions – Revenue	47
A1.6 Natural Gas Price Forecasts – 2008/09 to 2010/11	52
A1.7 Material Assumptions – Expense	53
A1.8 Full-Time Equivalents (FTEs) – 2004/05 to 2010/11	55
A1.9 Capital Spending – 2004/05 to 2010/11	56
A1.10 Capital Expenditure Projects Greater Than $50 million	57
A1.11 Statement of Financial Position – 2004/05 to 2010/11	58
A1.12 Provincial Debt Summary – 2004/05 to 2010/11	60
A1.13 Key Provincial Debt Indicators – 2004/05 to 2010/11	61

First Quarterly Report 2008/09

SUMMARY

2008/09 First Quarterly Report	September 12, 2008

Fiscal position improves

($ millions)	2008/09	2009/10	2010/11
Budget 2008 Fiscal Plan surplus	50	150	150
Revenue changes	1,203	940	255
Expense changes	(233)	75	130
Impact of allocating available revenue	—	(1,015)	(385)
Updated Fiscal Plan	1,020	150	150
Debt and capital:
Capital spending increases	497	79	134
Total debt track reductions	(1,020)	(1,349)	(1,254)
Taxpayer-supported debt to GDP	13.4	13.1	13.1

•        BC’s fiscal plan update shows improved revenue in all years, increased spending in 2008/09 for healthcare, commitments of federal funding announced since Budget 2008, and savings in debt servicing costs due to lower overall debt levels.

•        The revenue improvement is primarily due to higher corporate income tax receipts, natural gas royalties, and bonus bid sales, partially offset by weakness in forest revenue, and lower consumption and property transfer tax receipts.

•        The healthcare spending increase will be funded by Supplementary Estimates that will be tabled when the Legislature reconvenes.

•        Government expects to maintain its current fiscal plan profile and allocate the increased revenue to new spending or revenue initiatives, or to financing additional capital projects.

•        Taxpayer-supported capital spending is higher than Budget 2008, mainly reflecting the carry-over of prior year under-spending.

•        Debt levels are down since Budget 2008, primarily due to revenue improvements and

Debt remains affordable

cash from bonus bids, partially offset by the assumption that available revenue for 2009/10 and 2010/11 will be fully allocated in the upcoming Budget 2009.

Economic growth moderates

•        British Columbia’s rate of economic growth in 2008 and 2009 is forecast to be lower than anticipated at Budget 2008 due to a weaker external environment and moderating domestic demand in BC.

GDP forecast revised downward

Source: BC Ministry of Finance

•        Private sector analysts have downgraded their expectations for US GDP growth since Budget 2008 due to a number of soft recent economic data releases, the US housing market collapse and continued instability in financial markets. This economic weakness will likely continue well into next year.

•        The Economic Forecast Council was surveyed in July to provide a current benchmark for the BC outlook. The Council lowered its projections for BC’s economic performance in 2008 and 2009

Economic forecast council projections

q: Statistics Canada preliminary estimate; EFC members provided an average forecast for 2010 to 2012.

First Quarterly Report 2008/09

4	Summary

from its forecast at budget time, largely due to concerns over the troubled US economy.

•        The Ministry forecasts BC’s real GDP growth at 1.7 per cent in 2008 and 2.3 per cent in 2009. This is more prudent than the Economic Forecast Council’s average projections of 2.1 per cent in 2008 and 2.7 per cent in 2009.

Budget Consultation

•        Government will be addressing new and existing priorities as it enters into the budget development process. A committee of the Legislative Assembly will be seeking public input as part of this process, and will be holding public meetings in selected communities throughout BC beginning in late September through to October.

•        Increased surpluses provide choices for British Columbians. These include additional tax reductions, spending on social programs and debt reduction. However, commitments to these areas must be affordable today as well as being sustainable in the years ahead.

Budget Consultation

Fiscal and Economic Forecast

	2008/09	2009/10	2010/11	2011/12
Available Revenues ($ millions)	970	1,015	385	1,500
Committed Revenues ($ millions)	38,723	39,850	41,395	41,395
Existing Infrastructure Commitments ($ millions)	4,308	3,435	3,168	3,168
Economic Growth	1.7%	2.3%	2.9%	2.8%
Debt Ratio	13.4%	13.1%	13.1%	13.0%

•        Updates on these and other events, and their impacts on the surplus and debt projections, will be provided in the second Quarterly Report and in Budget 2009. As well, the legislative committee will issue a report on its findings to the Legislature no later than November 15, 2008.

First Quarterly Report 2008/09

PART ONE — UPDATED FISCAL PLAN (1)

2008/09 First Quarterly Report	September 12, 2008

Introduction

The province’s fiscal outlook has improved outlook since Budget 2008, offering government the flexibility to address priority items this fiscal year and providing additional available revenue for future allocation. The allocation of available revenue will be determined by government, in conjunction with the budget consultation process, over the next five months, culminating in Budget 2009.

Chart 1.1   Improved fiscal outlook

($ millions)

The fiscal plan update reflects the impact of allocating the available revenue in 2009/10 and 2010/11 to revenue or spending initiatives. As a result, while the projected surplus for 2008/09 has increased to $1,020 million, the fiscal plan update maintains the surpluses of $150 million for 2009/10 and 2010/11.

•             Compared to budget, total revenues are up $1,203 million in 2008/09, $940 million in 2009/10 and $255 million in 2010/11.

•             Total government spending is now forecast to be $233 million higher than budget in 2008/09, but $75 million lower in 2009/10 and $130 million lower in 2010/11.

•             Taxpayer-supported capital spending is $631 million higher than budget over the three years.

•             The projected debt balances and associated taxpayer-supported debt to GDP ratios are lower than budget in each of the three fiscal plan years, primarily due to revenue improvements and cash from bonus bids, partially offset by the impact of fully allocating the available revenue in 2009/10 and 2010/11.

Despite the improved fiscal outlook, there are a number of risks and pressures to the fiscal plan, including economic growth fluctuations, continuing instability in financial markets and the potential for abrupt changes in energy or commodity prices.

The main changes to the fiscal plan are discussed in Part 1, with detailed tables and assumptions in the Appendix. Economic changes are outlined in Part 2 while financial results for the April to June quarter can be found in Part 3.

First Quarterly Report 2008/09

6	Updated Fiscal Plan

Table 1.1 Fiscal Plan Update

($ millions)	2008/09	2009/10	2010/11
Budget 2008 Fiscal Plan (February 19, 2008)	50	150	150
Fiscal Plan Updates:
Revenue increases (decreases):
Taxation revenue:
Personal income tax – weaker 2007 tax assessment data	(102)	(38)	(35)
Corporate income tax – stronger 2007 tax assessment data	383	526	123
Social service tax – lower retail sales growth	(52)	(113)	(137)
Property transfer tax – slower BC housing sales	(120)	(160)	(150)
Other taxes – lower expected GDP growth	(29)	(39)	(44)
Natural resource revenue:
Natural gas royalties – higher natural gas prices	567	315	145
Bonus bids – stronger cash sales and higher average bid price/hectare	437	471	513
Forest revenue – lower harvest volumes and average stumpage rates	(262)	(213)	(266)
Metal and mineral revenues – higher coal and metal prices	140	236	211
Other natural resources – mainly stronger electricity and oil prices	95	26	26
Other taxpayer-supported	67	(37)	(35)
Federal contributions:
Health and social transfers – lower population share (Census undercount)	(150)	(152)	(156)
Other transfers – mainly Community Development Trust, Labour Market Agreement and Police Officers Recruitment Fund	184	71	41
Commercial Crown corporation net income:
ICBC – primarily higher premium revenue	56	16	(4)
Other Crown corporation changes – mainly timing of BCRC asset dispositions	(11)	31	23
Total revenue changes	1,203	940	255
Less: expense increases (decreases):
Additional funding for health authorities	120	—	—
Revised university spending estimates	(1)	(33)	(30)
BC Timber Sales – mainly reduced harvest volumes	(60)	(10)	(19)
Other spending changes – mainly additional spending funded from federal trust allocations	249	43	1
Debt servicing costs – mainly lower debt levels	(75)	(75)	(82)
Total expense changes	233	(75)	(130)
Total changes to Fiscal Plan	970	1,015	385
Fiscal Plan before allocation of available revenue	1,020	1,165	535
Impact of allocating available revenue	—	(1,015)	(385)
Updated Fiscal Plan	1,020	150	150

Revenue

Change from Budget 2008

The improvement in government revenue projections compared to Budget 2008 reflects:

•             strong preliminary 2007 corporate income tax assessment information that shifted more of the expected decline into 2010/11;

•             increased natural gas royalties due to an improved price outlook;

•             improved revenue from coal, metals and other mineral sources mainly due to stronger commodity prices;

•             federal government announcements finalized after Budget 2008 – including a $129 million Community Development Trust, a $66 million annual Labour Market Agreement and a $53 million Police Officers Recruitment Fund; and

First Quarterly Report 2008/09

Updated Fiscal Plan	7

•             increased commercial Crown corporation net income mainly attributable to higher revenue and lower claims costs for ICBC in 2008/09 and timing of BCRC asset dispositions in the following two years.

These improvements are partially offset by lower revenue from:

•             other taxation sources reflecting slower economic growth;

•             forests mainly resulting from reduced harvest volumes and stumpage rates; and

•             federal health and social transfers due to a reduced BC population share resulting from the preliminary Census undercount information.

Annual trends in current forecast

Revenue growth is relatively flat in 2008/09 as the effects of 4.7 per cent nominal GDP growth and higher energy, metal and mineral prices are offset by:

•             tax cuts introduced in Budget 2007 and Budget 2008; and

•             lower revenues from corporate income tax, forests and federal contributions.

Revenue growth averages 2.5 per cent over the next two years as the effects of 4.7 per cent average nominal GDP growth and recovery in the forest sector are partially offset by the impacts of falling coal and metal prices.

Detailed revenue projections are disclosed in Appendix Table A1.2; key assumptions and sensitivities relating to revenue are provided in Appendix Table A1.5. Details of the major revenue sources are shown in the tables below.

Table 1.2   Personal Income Tax Revenue

($ millions)	2007/08	2008/09	2009/10	2010/11
Personal income tax revenue	6,956	6,598	6,925	7,267
Tax Measures:
Budget 2007 – tax cuts in 2008	56	227	238	249
Budget 2008 – carbon tax recycling	32	272	470	605
Budget 2008 – other measures	1	(6)	(40)	(43)
Federal government measures	—	1	4	11
Prior-year adjustment	(195)	57	—	—
Other one-time adjustments	(165)	—	—	—
Base revenue	6,685	7,149	7,597	8,089
Annual growth		6.9%	6.3%	6.5%
Personal income growth (calendar year basis)		5.5%	4.3%	4.5%
Labour income growth (calendar year basis)		6.5%	4.7%	4.7%
Elasticity (1) (calendar year basis, policy neutral)	1.3	1.2	1.4	1.4

(1) Percent growth in current year tax relative to per cent growth in personal income.

•             After accounting for tax measures and prior year adjustments, personal income tax base revenue is forecast to average 6.6 per cent growth over the next three years consistent with personal and labour income growth assumptions. The lower elasticity assumption in 2008 (compared to the 1.4 average) reflects slower economic growth including the effects of financial and equity markets on personal incomes.

First Quarterly Report 2008/09

8	Updated Fiscal Plan

Table 1.3   Corporate Income Tax Revenue

($ millions)	2007/08	2008/09	2009/10	2010/11
Advance instalments:
Base before measures	1,504	1,542	1,786	1,852
Budget 2008 – carbon tax recycling	—	(124)	(218)	(361)
Total advances	1,504	1,418	1,568	1,491
International Financial Activity Act refunds	(13)	(20)	(20)	(20)
	2006	2007	2008	2009
Prior-year adjustment:
Base year	579	278	103	(155)
Prior years	180	50	—	—
	759	328	103	(155)
Corporate income tax revenue	2,250	1,726	1,651	1,316
Per cent change		-23.3%	-4.3%	-20.3%

•             Corporate income tax revenue falls 23.3 per cent in 2008/09 mainly due to the one-time impact of duty deposit refunds received by forest sector firms that were recorded in 2007/08 revenue. Revenue falls over the next two years primarily reflecting tax cuts introduced in Budget 2008.

Table 1.4   Social Service Tax Revenue

($ millions)	2007/08	2008/09	2009/10	2010/11
Social service tax revenue	5,072	5,232	5,450	5,720
Annual per cent change	7.9%	3.2%	4.2%	5.0%
Nominal annual per cent change (calendar year basis)
Personal consumption	7.5%	4.8%	4.9%	5.1%
Investment (1)	7.5%	4.6%	3.4%	5.1%
Nominal GDP	5.5%	4.7%	4.6%	4.8%

(1) Excludes government.

•             Moderate social service tax revenue growth of 3.2 per cent in 2008/09 reflects year-to-date collections to June 2008. Average annual growth of 4.5 per cent in the following two years is consistent with the revised outlook of consumer expenditure, business investment and overall economic growth.

•             Property transfer tax revenue is expected to decline $168 million in 2008/09, and $40 million annually in 2009/10 and 2010/11 as the cooling BC housing market reflects reduced sales and an increased inventory of unsold properties.

•             Government implemented a carbon tax on the purchase and use of fossil fuels effective July 1, 2008. It is expected that lower motive fuel use may be offset by higher natural gas demand, however since no year-to-date collection information is available, the current forecast is unchanged from the budget forecast. Over the next two years, revenue is expected to rise in line with increasing tax rates and offset by personal and corporate income tax cuts introduced in Budget 2008.

•             In 2008/09, natural gas royalty revenue is forecast to rise 53 per cent over 2007/08 mainly due to higher natural gas prices. Over the next two years revenue is expected to decline reflecting falling prices and moderate volume growth.

See Appendix Tables A1.5 and A1.6 for more details regarding natural gas price forecasts.

First Quarterly Report 2008/09

Updated Fiscal Plan	9

Table 1.5   Energy, Metals and Minerals – Price and Revenue Assumptions

	2007/08	2008/09	2009/10	2010/11
Prices
Natural gas ($Cdn/gigajoule at plant inlet)	5.47	7.58	7.27	6.86
Bid price per hectare ($)	1,864	4,299	1,010	1,082
Coal ($US/tonne)	92	237	229	189
Copper ($US/lb, LME)	3.45	3.56	3.23	2.93
Electricity ($US/MwH, Mid-C)	62	81	76	74
Petroleum ($US/barrel, Cushing Ok)	82.28	121.47	120.89	115.11
Revenue ($ million)
Natural gas royalties	1,132	1,732	1,567	1,502
Sales of Crown land leases	607	978	1,028	1,087
Metals and minerals	223	382	521	435
Other	389	488	516	499
Total	2,351	3,580	3,632	3,523
Annual per cent change	-0.6%	52.3%	1.5%	-3.0%

•    Revenue from bonus bids, fees and rentals from petroleum and natural gas tenures is expected to increase an average 21 per cent over the three year plan mainly reflecting higher average bid prices per hectare and cash sales in 2008/09. Consistent with the recommendation of the Office of the Auditor General, the revenue forecast is based on an 8-year amortization of cash receipts.

•    Metal and mineral revenues are forecast to rise an average 25 per cent over the next three years mainly due to changes in contract coal prices. The higher coal prices reflect recent supply reductions (e.g. Australia) and sustained demand for steel production.

Chart 1.2   Crown land harvest volume forecasts

•    Forest revenue is expected to fall 36 per cent in 2008/09 reflecting reduced stumpage rates and Crown harvest volumes due to the effects of mountain pine beetle infestation, a weak US housing market and a higher Canadian dollar. Over the next two years, stumpage revenue is expected to increase in line with improved harvest volumes and rising prices. However, this improvement will be partly offset by falling border tax revenue as higher lumber prices result in a reduction in the export tax rate to 5 per cent by 2010 from the current 15 per cent rate.

First Quarterly Report 2008/09

10	Updated Fiscal Plan

Table 1.6   Health and Social Transfers

($ millions)	2007/08	2008/09	2009/10	2010/11
Canada health transfer	2,969	3,124	3,319	3,538
Health transfer – floor adjustment	96	—	—	—
Wait times	—	—	33	33
Health deferral	288	144	67	53
Canada social transfer	1,242	1,382	1,430	1,480
Social transfer – floor adjustment	69	—	—	—
2007 child care spaces funding	33	—	—	—
Prior-year adjustments	(83)	(6)	—	—
Total Health and Social Transfers	4,614	4,644	4,849	5,104
Annual Per Cent Change	3.2%	0.7%	4.4%	5.3%
BC population share	13.07%	13.11%	13.17%	13.24%

•             Revenue from health and social transfers is forecast to grow only 0.7 per cent in 2008/09 as a federal legislated floor entitlement in 2007/08 offset the impacts of a lower BC population share. Over the next two years, annual growth averages 4.8 per cent reflecting national base growth and a rising BC population share.

•             Commercial Crown net income is expected to decline 8.4 per cent in 2008/09 mainly reflecting one-time gains in 2007/08 from the ICBC sale of Surrey Central City Mall. Total net income is forecast to be relatively flat over the next two years as improvements from BC Hydro operations are offset by lower results from ICBC and BCRC.

Expense

Government spending changes in the fiscal plan update are primarily driven by post- budget events that included reviews of spending projections by health authorities and universities, and the announcement by the federal government of funding allocations to the province.

A number of federally-funded initiatives totaling $296 million over three years were announced subsequent to Budget 2008, including the Community Development Trust, the Public Transit Capital Trust, a Police Officers Recruitment Fund and a Labour Market Agreement. As federal legislation had not been finalized at budget time, these amounts were not included in the spending estimates. Spending on these programs is offset by revenue from the federal trusts.

For 2008/09, an additional $120 million will be provided to health authorities to meet increased demands and pressures across the system, including surgeries and diagnostic procedures.

Debt servicing costs are down in all three years of the fiscal plan mainly due to lower debt levels resulting from a combination of a lower ending balance for 2007/08 than projected in Budget 2008, and the higher surplus in 2008/09.

Detailed expense projections are disclosed in Appendix Tables A1.3 and A1.4. Ministry spending shown in Table A1 .4 reflects the government reorganization in June 2008, as well as the consolidation of debt servicing costs in the Management of Public Funds and Debt vote. Key expense assumptions and sensitivities are provided in Appendix Table A1.7.

First Quarterly Report 2008/09

Updated Fiscal Plan	11

Contingencies

In addition to funded pressures and identified cost increases, government has notionally allocated commitments and pressures to the Contingencies vote as follows:

Table 1.7   Notional Allocations to Contingencies

($ millions)	2008/09	2009/10	2010/11
Innovation and Integration Fund	50	25	—
Climate Action	23	20	19
2010 Olympics – preliminary allocation of contingency amount	20	49	10
Contribution for earthquake relief in China	2	—	—
Subtotal notional allocations	95	94	29
Unallocated contingencies	280	296	371
Total contingencies before compensation	375	390	400
2011 compensation contingencies	—	—	400
Total contingencies	375	390	800

•             $75 million over two years for the Lower Mainland Innovation and Integration Fund, to assist the Province’s two largest Health Authorities – Fraser Health and Vancouver Coastal Health – to improve coordination of health services and implement process improvements that will focus on using existing people and resources more effectively to improve outcomes;

•             since the work of the Climate Action Secretariat and Climate Action Team is still in its early stages, $62 million over three years is allocated for additional climate initiatives to be developed over that time period;

•             $79 million over three years is allocated to offset costs relating to hosting the 2010 Winter Olympic and Paralympic Games, including Games security costs;

•             a $2 million contribution to the Red Cross was allocated from contingencies to support its relief efforts in China, as a result of the May 12, 2008 earthquake that caused catastrophic damages in the Sichuan area; and

•             for 2010/11, $400 million is ear-marked towards salary and benefit increases in the next round of wage negotiations.

Government continues to manage a variety of contingent and unexpected pressures, as described in Budget 2008.

Spending pressures

Health authorities and hospital societies have identified a number of cost pressures in 2009/10 and 2010/11 that will be reviewed during the fall budget process. In addition, a number of post-secondary institutions have identified pressures in all three years of the fiscal plan. The Ministry of Health Services and Ministry of Advanced Education and Labour Market Development are reviewing these pressures and associated mitigation strategies.

Table 1.8   Spending Pressures

($ millions)	2008/09	2009/10	2010/11
Health authorities	—	210	216
Post-secondary institutions	13	26	35
Total	13	236	251

First Quarterly Report 2008/09

12	Updated Fiscal Plan

Provincial capital spending

Table 1.9 Capital Spending – Changes from Budget 2008

($ millions)	2008/09	2009/10	2010/11
Taxpayer-supported changes:
Post-secondary education – carry-over of underspending from 2007/08 and additional self-financed projects	117	51	31
Health – carry-over of underspending from 2007/08 and finalized design and contracts for Victoria Royal Jubilee Hospital, Kelowna General Hospital, Vernon Jubilee Hospital and the Surrey Outpatient Facility	126	35	61
BCTFA – mainly carry-over of underspending from 2007/08	212	(49)	7
Vancouver Convention Centre expansion project – mainly timing of capital spending	(16)	—	27
British Columbia Transit – carry-over of underspending from 2007/08 and timing of capital spending	11	26	(12)
Other	(1)	2	3
Total taxpayer-supported	449	65	117

Self-supported changes:
BC Rail – mainly Port Subdivision land acquisition	32	11	—
Other	16	3	17
Total self-supported	48	14	17
Total changes	497	79	134

Total capital spending is projected to increase by $497 million from Budget 2008 in 2008/09, $79 million in 2009/10 and $134 million in 2009/10, primarily due to carry-over of significant under spending from 2007/08 (see Table 1.9). Capital contingency amounts are retained as a prudent planning measure to cover risks from higher than expected cost inflation on projects, and will also be used to fund emerging priorities including the recently announced renovations to BC Place Stadium.

Details on capital spending are shown in Appendix Tables A1.9 and A1.10.

First Quarterly Report 2008/09

Updated Fiscal Plan	13

Provincial debt

Table 1.10 Debt Summary – Changes from Budget 2008

($ millions)	2008/09	2009/10	2010/11
Taxpayer-supported debt changes:
Government operating – cash (bonus bids) and revenue improvements	(1,071)	(1,752)	(1,610)
Education facilities – mainly lower opening debt at March 31, 2008 and revised timing for capital spending	(54)	(8)	17
Health facilities – mainly lower opening debt at March 31, 2008 and updated capital spending	(86)	(25)	42
Transportation – mainly lower opening debt at March 31, 2008 and revised timing for capital spending	22	30	43
Other changes	46	41	45
Total taxpayer-supported	(1,143)	(1,714)	(1,463)

Self-supported debt changes:
BC Hydro – mainly impact of cash flows from operations	101	315	196
Columbia River power projects – mainly impact of improved cash flows	(34)	(6)	(43)
Post-secondary institutions’ subsidiaries – higher debt balance at March 31, 2008	56	56	56
Total self-supported	123	365	209
Total changes	(1,020)	(1,349)	(1,254)

Total provincial debt is lower than the Budget 2008 projections (see Table 1.10), reflecting higher expected revenues over the next three years, higher cash balances from bonus bids (sales of oil & gas rights) and a lower than expected debt balance at March 31, 2008.

The debt forecast and related debt indicators reflect the application of expected surpluses to new spending or revenue initiatives, or to finance additional capital spending. Details will be developed through the fall budget process.

Based on these assumptions, taxpayer-supported debt is projected at 13.4 per cent of GDP at the end of 2008/09 and 13.1 per cent at the end of both 2009/10 and 2010/11.

Details on the debt balances are disclosed in Appendix Table A1.12, with key provincial debt indicators shown in Appendix Table A1.13.

First Quarterly Report 2008/09

PART TWO — ECONOMIC REVIEW AND OUTLOOK (1)

2008/09 First Quarterly Report	September 12, 2008

Summary

Chart 2.1   BC forecast revised downward

Source: BC Ministry of Finance

•                  British Columbia’s rate of economic growth in 2008 is expected to slow from recent years primarily due to softening demand from a weakened US economy, the high Canadian dollar and lower values for exports of BC products.

•                  The updated BC forecast included in this chapter incorporates the ongoing weakness in the forestry sector, as well as slower US economic growth caused in part by declines in the US housing market, instability in global financial markets and higher energy prices. These factors are offset by stable domestic demand in BC, led by healthy, but softening, personal consumption and residential investment.

Going forward, major risks to the forecast include, but are not limited to:

•                  further slowing of the US economy (driven by the US housing market collapse) and continuing instability in financial markets;

•                  slower than expected global demand resulting in reduced demand for BC’s exports; and

•                  further moderation of domestic demand in BC.

Economic Forecast Council survey

Due to greater uncertainty surrounding the economic outlook, the Economic Forecast Council was surveyed in July to provide a current benchmark for the BC outlook. The Council lowered its projections for BC’s economic performance in 2008 from its forecast at budget time, largely due to concerns over the troubled US economy. The Council’s average estimate for BC real GDP is now 2.1 per cent for 2008, compared to 2.8 per cent at budget time. Its outlook for BC’s real GDP growth in 2009 is 2.7 per cent – down from the 3.0 per cent forecast at budget.

(1) Reflects information available as of August 25, 2008.

First Quarterly Report 2008/09

16	Economic Review and Outlook

The Ministry of Finance recognizes the increased risk to the BC outlook posed by the slowing US economy, instability in financial markets, higher energy costs and moderating domestic demand. As such, the Ministry has instilled a level of prudence when generating its economic forecast to account for these increased risks. The Ministry projects BC’s real GDP growth to be 1.7 per cent in 2008 and 2.3 per cent in 2009. This forecast is slightly lower than the Economic Forecast Council’s average projections of 2.1 per cent in 2008 and 2.7 per cent in 2009.

Chart 2.2   British Columbia’s economic outlook

e: Statistics Canada preliminary estimate: EFC members provided an average forecast for 2010 to 2012.

Recent economic developments

Indicators of economic performance so far in 2008 reveal that British Columbia is experiencing steady growth on the domestic side of its economy, which has helped to offset continued weakness in BC’s trade sector. However, the indicators displayed in Table 2.1 suggest that BC’s domestic growth is beginning to moderate from the strong performances observed in recent years. This moderation is particularly noticeable in retail sales and housing starts, where annual growth is now more moderate compared to recent highs, and in non-residential building permits, where growth is currently well below last year’s levels.

Table 2.1   British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2008	Apr. to June 2008	Jan. to June 2008
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2007	Jan. to Mar. 2008	Jan. to June 2007
		Per cent change
Employment	+0.9	+0.5	+2.6
Manufacturing shipments	-3.2	+1.5	-7.7
Exports	-0.5	+13.4	-4.9
Retail sales	+0.1	+0.3	+3.2
Housing starts	-6.8	-4.3	+3.1
Non-residential building permits	-27.5	+108.0	-10.6

First Quarterly Report 2008/09

Economic Review and Outlook	17

•             Employment has continued to grow steadily year-to-date to June, rising 2.6 per cent relative to the first half of 2007. This places BC second in job growth among Canadian provinces for this period, behind only Alberta.

•             Retail sales through the first half of 2008 did not grow as rapidly as in the first half of 2007, but are still expanding at a steady pace, up 3.2 per cent year-to-date to June 2008. Slumping auto sales, as well as declining consumer confidence among British Columbians, are providing substantial downward pressure to retail sales growth.

•             Housing starts have shown resilience over the January to June period, increasing 3.1 per cent compared to the same period in 2007. Although starts remained at historically high levels through the first half of 2008, they have posted considerable quarter-over-quarter declines through the first six months of 2008.

•             Non-residential building permits fell 10.6 per cent in the first half of 2008 compared to the same period in 2007. This decrease was driven by large declines in both commercial and institutional permits, which more than offset a small jump in industrial permits.

•             Manufacturing shipments are down year-to-date to June 2008, dropping 7.7 per cent compared to the same period in 2007. The declining value of shipments so far in 2008 has been pulled down by a large decline in the value of wood product shipments.

•             International merchandise exports have shown considerable weakness year-to-date to June 2008, having slipped 4.9 per cent from the same period a year ago. This decline is primarily due to the falling value of forestry exports, which dropped 22.4 per cent compared to the first six months of 2007. Declining prices for wood products continue to pull down the value of BC’s forestry exports, which have weakened significantly over the last two years. Exports of forest products fell by 3.6 per cent in 2006 and by 9.3 per cent 2007.

External environment

United States

According to preliminary estimates, US real GDP increased at an annualized pace of 1.9 per cent in the April to June quarter. This followed a 0.9 per cent rise in the January to March quarter, and a 0.2 per cent decline in the final three months of 2007. The 1.9 per cent jump in the April to June quarter of 2008 was due to an increase in net exports combined with stronger consumer spending – likely influenced by income tax rebates issued by the federal government during this period. However, there were signs of weakness in the April to June quarter, as residential investment declined steeply and has continued to be a significant drag on consumer spending.

•             The US housing market continued its freefall through 2008, as housing starts dropped 28.9 per cent to average 1,027,700 annualized units in the first seven months of 2008 compared to the same period a year ago. This year-to-date slide follows an annual decline of 26.0 per cent in 2007, with analysts predicting further deterioration through the remainder of 2008.

First Quarterly Report 2008/09

18	Economic Review and Outlook

•             The US labour market situation has also been weak during the first half of 2008. US payrolls shed 51,000 jobs in July, marking the seventh consecutive month of employment losses. Employers have eliminated about 463,000 jobs since the beginning of 2008 – an average loss of about 66,000 jobs per month. Further, the unemployment rate rose 0.2 percentage points in July to reach 5.7 per cent, the highest it has been since March 2004.

•             In August, the National Association of Home Builders (NAHB) housing market index, an indicator of homebuilder optimism, stood at 16 points, a 3 point drop since January and its lowest level on record.

Chart 2.3   US housing market weakens further

Source: National Association of Home Builders

A number of soft economic data releases in recent months, the collapse of the US housing market and continued instability in financial markets have led private sector analysts to downgrade their expectations for 2008 US GDP growth since the start of the year. As a result, the Consensus Economics average outlook has declined from 2.0 per cent in January to 1.3 per cent in April. However, Consensus analysts have since upgraded their average forecast for 2008 to 1.6 per cent in August, anticipating that some economic risks to the downside will be pushed into 2009.

Chart 2.4   Consensus outlook for US now lower than in January

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2008 and 2009 as polled on specific dates. For example, forecasters surveyed on August 11, 2008 had an average 2008 U.S. growth forecast of 1.6 per cent, while on January 14, 2008 they forecast 2008 U.S. growth at 2.0 per cent.

First Quarterly Report 2008/09

Economic Review and Outlook	19

Estimates for 2009 US real GDP growth have also been downgraded since earlier this year, dropping 1.2 percentage points from the 2.7 per cent growth anticipated in the January Consensus survey. Consensus analysts now expect US economic growth to average 1.4 per cent in 2009, as the present economic weakness will be sustained well into next year.

The Ministry of Finance assumes that US real GDP will grow by 1.4 per cent in 2008 and 1.0 per cent in 2009. This assumption is more prudent than the Consensus estimate of 1.6 per cent for 2008 and 1.4 per cent for 2009, as the Ministry acknowledges the heightened risks to US economic growth in the near term.

Canada

Canada’s economy has felt some effects of the US economic downturn so far in 2008, as slower US demand has hindered Canadian exports – especially in the manufacturing and forestry sectors. In the January to March quarter, Canada registered a 0.3 per cent quarter-over-quarter annualized decline in real GDP.

•             The value of Canadian goods exports grew by 2.7 per cent in the January to June period of 2008 compared to the same period last year. This steady increase is mainly due to substantial increases in the value of energy exports offsetting declines in automotive and forestry exports.

•             Jobs in Canada have managed to increase by 318,000 year-to-date to July 2008, the majority of which being full-time positions. Further, the national unemployment rate has fallen slightly to 6.0 per cent year-to-date to July, compared to 6.1 per cent over the same period in 2007. Canada has seen recent employment losses, however, as the total number of jobs fell by 55,200 jobs (or 0.3 per cent), in July. Job losses occurred mainly in Ontario, but Alberta, Quebec, Saskatchewan and PEI also saw declines. Employment losses were focused in manufacturing, educational services, and business, building and other support services.

•             Unlike the ongoing crash experienced by the US housing sector so far in 2008, the Canadian housing market has managed to hold fairly steady, with housing starts averaging 227,300 year-to-date to June, an increase of 0.2 per cent relative to the same period last year.

•             Building permits – a precursor to new building activity – have also held steady, increasing year-to-date to June by 0.6 per cent over the same period in 2007. This small jump in new permits was driven by a 1.9 per cent hike in non-residential permits that offset a slight decline of 0.2 per cent in residential permits.

•             Retail sales to June have increased by 4.8 per cent compared to the same period a year ago. Although positive, this rate is somewhat slower than the very strong growth observed in recent years, as weak auto sales and declining consumer confidence are beginning to hinder personal consumption.

First Quarterly Report 2008/09

20	Economic Review and Outlook

Chart 2.5   Consensus outlook for Canada also lower than in January

Source: Consensus Economics

The chart above represents forecasts for real GDP growth in 2008 as polled on specific dates. For example, forecasters surveyed on August 11, 2008 had an average 2008 Canadian growth forecast of 1.1 per cent, while on January 14, 2008 they forecast 2008 Canadian growth at 2.1 per cent.

Since the beginning of this year, private sector forecasters have been steadily downgrading their outlooks for the Canadian economy in 2008. Consensus Economics is now pegging this year’s real GDP growth at 1.1 per cent in its August survey, down from the 2.1 per cent forecast in the January survey.

For 2009, the Consensus view for Canada is for a partial recovery from the expected slowdown in 2008, as analysts expect 2.0 per cent real GDP growth on the year. However, this is a significant downward revision from the 2.5 per cent published in the in January survey.

The Ministry of Finance assumes that Canadian real GDP growth will be 0.9 per cent for 2008 and 1.6 per cent for 2009. These assumptions are more prudent than the Consensus publication, recognizing the increased risk to the outlook posed by the continued deterioration of the US economy, ongoing instability in global financial markets and the highly valued Canadian dollar.

Table 2.2   First Quarterly Economic Forecast: Key Assumptions (1)

	2008		2009
	Budget	First Quarterly	Budget	First Quarterly
	Forecast	Forecast	Forecast	Forecast
	Annual per cent change unless otherwise noted

US real GDP	1.7	1.4	2.4	1.0
Canada real GDP	1.9	0.9	2.2	1.6
Japan real GDP	1.2	1.1	1.7	0.9
Europe real GDP	1.6	1.3	1.7	0.9
US housing starts	-27.8	-29.9	13.4	-5.3
Canada 3-month Treasury Bill rate	3.9	2.7	4.4	3.2
Canada 10-year government bonds	4.2	3.7	4.8	4.1
US cents / Canadian $	99.9	99.3	96.1	98.2

(1) More details on the five-year outlook are available in Tables 2.7.1 through 2.7.4 at the end of Part Two.

First Quarterly Report 2008/09

Economic Review and Outlook	21

Europe

Europe’s outlook for 2008 has held steady since the beginning of this year, although analysts are expecting slower economic growth from this region than observed in recent years. The August Consensus survey is forecasting Euro zone growth of 1.5 per cent in 2008 and 1.1 per cent in 2009. The Ministry of Finance recognizes the risk that Euro zone growth may slow in the near term, and therefore assumes slightly lower growth rates for Europe, at 1.3 per cent in 2008 and 0.9 per cent in 2009.

Japan

The 2008 economic outlook for Japan has also held on since the start of this year, but it, too, is expected to slow compared to the growth observed in recent years. The August Consensus survey is predicting Japanese economic growth to be 1.3 per cent in 2008, followed by 1.2 per cent in 2009. Acknowledging the risks for slower growth, the Ministry of Finance assumes that the Japanese economy will slow in 2008 and 2009, reaching 1.1 per cent growth and 0.9 per cent growth, respectively.

China

Prospects for China’s economic growth remain extremely strong, with the August Blue Chip Economic Indicators survey forecasting real GDP growth of 9.8 per cent in 2008 followed by 9.2 per cent in 2009. Although this is slightly slower than the 11.4 per cent growth it experienced in 2007, China’s rate of expansion continues to outpace other major economic regions.

Financial markets

Interest rates

After beginning 2008 with its key overnight target rate sitting at 4.25 per cent, the Bank of Canada gradually lowered this rate through the first six months of the year. The target overnight rate currently sits at 3.0 per cent, and most analysts expect the Bank to maintain this rate through the first half of 2009.

Table 2.3	Private Sector Canadian Three Month Treasury Bill
Interest Rate Forecasts

Average annual interest rate (per cent)	2008	2009

Global Insight	2.8	3.2
CIBC	2.7	3.4
Bank of Montreal	2.6	3.3
Scotiabank	2.6	2.6
TD Economics	2.7	3.1
RBC Capital Markets	2.7	3.3
Average (as of July 28, 2008)	2.7	3.2
First Quarterly Report Forecast	2.7	3.2

First Quarterly Report 2008/09

22	Economic Review and Outlook

The US Federal Reserve Board has reduced its key interest rate dramatically since the beginning of the year, dropping the rate from 4.25 per cent in early January to its current level of 2.0 per cent. The majority of private sector analysts anticipate that the Fed will likely hold its funds rate constant into the second quarter of 2009.

Although the key policy interest rates have been lowered this year by the central banks in each country, market interest rates have not followed suit. Tightening credit conditions have held market interest rates relatively steady – or even increased them slightly – in 2008, despite the dramatic drop in policy rates. In the US, as of August 25, 2008, the 15-year fixed mortgage rate sat at 5.84 per cent – up from 5.78 per cent on the same date one year ago. The 30-year fixed mortgage has increased to 6.36 per cent from 6.17 per cent in August 2007.

Outlook

Consistent with most private sector forecasts as of July 28, 2008, the Ministry of Finance assumes that the Bank of Canada will hold its overnight target rate at 3.0 per cent through the end of 2008, and will maintain this rate through the first six months of 2009. Over the medium-term, the Ministry assumes that the target for the overnight rate will gradually rise to 5.0 per cent.

The Ministry also assumes that the US Federal Reserve Board will hold its federal funds rate at 2.0 per cent for the remainder of 2008 and through the first five months of 2009. Interest rates are expected to rise to 2.25 per cent in June 2009, and then rise gradually to 3.0 per cent by the end of the year.

Table 2.3 and Chart 2.6 show the Ministry of Finance interest rate outlook, based on the average of six private sector forecasts.

Chart 2.6   Interest rates are forecast to remain stable in the short-term

Sources: Bank of Canada and U.S. Federal Reserve Bank, Ministry of Finance forecasts.

First Quarterly Report 2008/09

Economic Review and Outlook	23

Exchange rate

The Canadian dollar continued to appreciate in 2008, averaging 98.8 cents US year-to-date through August 25, 2008, which is up 9.0 cents from the same period a year ago. The noon spot rate for the dollar peaked at 102.9 US cents on February 28, 2008, and fell as low as 93.7 US cents on August 8, 2008.

Chart 2.7   Canadian dollar forecast higher

Sources: Bank of Canada and BC Ministry of Finance forecasts

‘The average of 6 private sector forecasters: Global Insight, CIBC, BMO Capital Markets, RBC Financial Group, Scotiabank, and TD Bank. First Quarterly Report 2008 as of July 28, 2008 and Budget 2008 as

Of January 9, 2008.

Outlook

The Canadian dollar is expected to retain its strength in the near-term, due mainly to high commodity prices and a weak US dollar. As of July 28, 2008, most private sector analysts expected the loonie to drift down slightly relative to the US dollar in the medium-term as the US dollar recovers somewhat from its current weakness. The loonie is expected to average 99.3 US cents in 2008, falling slightly to 98.2 US cents in 2009.

Table 2.4 shows the average of six private sector forecasts upon which the Ministry of Finance exchange rate outlook is based.

Table 2.4   Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Can $)	2008	2009
Global Insight	100.9	99.0
CIBC	99.8	102.8
Bank of Montreal	99.3	97.9
Scotiabank	99.9	104.5
TD Economics	97.8	93.9
RBC Capital Markets	98.0	91.1
Average (as of July 28, 2008)	99.3	98.2
First Quarterly Report forecast	99.3	98.2

First Quarterly Report 2008/09

24	Economic Review and Outlook

Commodity markets

A mixture of activity in commodity prices has been seen so far in 2008, with strong oil, coal, natural gas, metal and mineral prices counteracting weaker lumber prices.

•    Prices for lumber are significantly lower this year, reaching a low of $185 US in early February before rebounding to $282 US by mid August. As of August 22, 2008, lumber prices have averaged $229 US on the year, down $30 US compared to the same period a year ago. The forecast for lumber prices has been revised upward since Budget 2008 for the first Quarterly Report. Prices are now expected to average $237 US in 2008 (up from $213 US at budget time) and $250 US in 2009 (down from $275 US at budget).

Chart 2.8   Lumber prices weaker since Budget 2008

Sources: Madison’s Lumber Reporter, Ministry of Fiance; Ministry of Forests and Range

•    Natural gas prices have climbed since the end of last year, as they averaged C$8.36 per gigajoule in July 2008, up 50 per cent from C$5.58 per gigajoule in December 2007. From January to August 2008, the price of natural gas has averaged C$7.45 per gigajoule, up significantly from C$5.69 that it

Chart 2.9   Natural gas prices higher

Sources: BC Ministry of Energy, Mines and Petroleum Resources; Ministry of Finance

First Quarterly Report 2008/09

Economic Review and Outlook	25

averaged over the first eight months of 2007. A number of factors have contributed to higher natural gas prices, including lower storage levels of natural gas and stronger demand for electricity due to warmer than average temperatures.

•    Oil prices have hit record highs through the first seven months of 2008 due to increased demand from developing nations, escalating production costs, supply concerns and instability in the Middle East. The West Texas Intermediate oil price averaged $114.46 US per barrel from January to July of this year, an increase of $51.10 over the same period in 2007. On July 3, 2008, the price of oil reached $145.31 US per barrel, but fell to $114.85 by late August.

•    The price of coal has surged so far in 2008, while metal and mineral prices are also recording strong growth. Copper prices have continued to appreciate, averaging $3.71 US per pound in the first seven months of 2008, 17 per cent higher than the same period a year ago. Prices for gold, silver and lead have all seen sizeable increases in growth relative to last year, while the average price of zinc has fallen considerably.

Outlook

The average price of British Columbia’s exports of goods and services is expected to increase by 2.8 per cent in 2008, due mainly to higher fuel and coal prices. For 2009, the export price of goods and services is forecast to increase by 1.1 per cent, as the rate of fuel price increases is expected to slow from 2008.

British Columbia economic forecast

The British Columbia economy is forecast to grow 1.7 per cent this year and 2.3 per cent in 2009. Although overall real GDP growth is expected to slow from recent years, steady investment and consumer spending are forecast to drive growth in 2008, helping to offset anticipated declines in exports and gains in imports.

Table 2.5   First Quarterly Economic Forecast: Key Indicators (1)

	2008		2009
	Budget 2008	First Quarterly	Budget 2008	First Quarterly
	Forecast	Forecast	Forecast	Forecast
	Annual per cent change unless otherwise noted
Real GDP	2.4	1.7	2.8	2.3
Nominal GDP	4.2	4.7	5.3	4.6
Employment	1.7	2.5	1.7	1.7
Unemployment rate	4.7	4.4	4.8	4.4
Net in-migration (‘000 persons)	48.9	45.2	50.4	48.3
Corporate pre-tax profits	0.4	-1.6	5.8	1.7
Housing starts (‘000s)	34.6	37.1	32.5	32.9
Retail sales	5.3	3.2	5.2	4.7

(1) More details on the five-year outlook are available in Tables 2.7.1 through 2.7.4 at the end of Part Two.

First Quarterly Report 2008/09

26	Economic Review and Outlook

External trade

The value of British Columbia’s international goods exports has declined considerably since the beginning of 2008, due to slower demand from the US for BC products, the highly valued Canadian dollar and considerable weakening in lumber prices.

Chart 2.10   Export trends reflect lumber and energy prices

Source: BC Stats

•    The total value of international merchandise exports from BC was down 4.9 per cent year-to-date through June compared to the same period in 2007.

•             Forestry exports contributed greatly to this decline, as they dropped 22.4 per cent relative to the first six months of 2007, reflecting both lower prices and slowing lumber production. Falling demand from the troubled US housing market has driven declines in both prices and production.

•             The value of energy exports increased substantially from January to June 2008, climbing 25.8 per cent from the same period a year ago. Increases were observed in exports of both natural gas and coal.

Outlook

The outlook for 2008 is for a modest decline in real exports of goods and services from British Columbia to other provinces and countries. The negative forces of slowing US demand and the high Canadian dollar are expected to outweigh the positive influence of high commodity prices on overall exports (with the exception of very low forestry prices, which are, however, beginning to make a modest recovery). Real exports from BC are forecast to decline 1.2 per cent this year and then creep back into positive territory in 2009, gaining 2.5 per cent.

Labour market

Employment in BC grew 2.7 per cent over the first seven months of 2008, as over 60,000 jobs were added to the provincial economy. Gains occurred in both full-time employment, up by 53,000 jobs year-to-date to July, and part-time employment, up over 7,000 jobs.

First Quarterly Report 2008/09

Economic Review and Outlook	27

Chart 2.11   Employment levels remain strong

Source: Statistics Canada

•             Job gains over the first seven months of this year were concentrated in areas such as construction, utilities, and the forestry, fishing, mining, oil and gas sectors.

•             BC’s unemployment rate averaged 4.3 per cent in the January to July period, up 0.1 percentage points from the same period in 2007.

•             Wage inflation climbed in BC through the first seven months of 2008, as average weekly wage rates rose 4.2 per cent compared to the same period a year ago. This rate of growth, although fairly strong, was lower than most other provinces.

Outlook

Employment in British Columbia is forecast to grow 2.5 per cent in 2008, equivalent to 56,700 jobs. For 2009, the economy is expected to generate about 39,200 new jobs, a 1.7 per cent increase in overall employment. The unemployment rate is expected to average 4.4 per cent in 2008 and 2009, and then rise to 4.5 per cent in 2010 as more people enter the labour market.

Demographic developments

BC’s population grew 1.5 per cent in the January to March period of 2008 compared to the same quarter of last year, due primarily to net migration.

•             The natural increase in BC’s population, measured as births minus deaths, is on a downward trend. In 2007, BC had a natural increase of 12,391 people, down from an annual natural increase of 21,635 people in 1991.

•             In the January to March quarter of 2008, British Columbia saw a net inflow of 1,710 people from other provinces and 8,978 people from other countries. BC experienced an overall net migration gain of 10,688 people in the first quarter of this year.

First Quarterly Report 2008/09

28	Economic Review and Outlook

Outlook

The forecast calls for British Columbia’s population to increase by 1.4 per cent in 2008, to reach a total of 4.44 million people and by 1.3 per cent in 2009, to reach 4.5 million. BC is expected to gain 45,200 people in 2008 and 48,300 people in 2009 from total net migration.

Domestic demand

Consumer spending and housing

Retail sales have shown steady year-over-year growth since January 2008, with sales up 3.2 per cent through June. Strong gains have been made in several categories including home furnishing and building materials stores, gasoline stations, supermarkets, as well as home electronics and appliance stores. However, the pace of retail trade growth is lower than in recent years, as auto sales have fallen and waning consumer confidence hinders personal consumption.

Chart 2.12   Retail sales activity holds steady

Source: Statistics Canada

Although the pace of new housing starts is not as rapid as in recent years, housing starts have increased by 3.0 per cent over the first seven months of 2008 compared to the same period in 2007. However, the level of housing starts has fallen in both the January to March and April to June quarters. As of July 2008, year-to-date monthly starts have averaged an annualized 38,400 units.

Outlook

Retail sales are forecast to grow modestly over the next two years, increasing 3.2 per cent in 2008 and 4.7 per cent in 2009, supported by continued gains in personal income.

First Quarterly Report 2008/09

Economic Review and Outlook	29

Chart 2.13   Housing starts hold steady

Source: Canada Mortgage and Housing Corporation

Housing starts are forecast to total 37,100 units for 2008, and then fall to 32,900 units in 2009. Lower demand and continued high home prices are expected to slow the pace of housing starts next year.

Business and government activity

•             Non-residential building permits fell 10.6 per cent in the first half of 2008 compared to the same period in 2007.

•             Business incorporations dropped slightly from January to May period of this year, falling 2.3 per cent relative to the first five months of 2007.

•             Business bankruptcies continued their decline through the first six months of 2008, falling 17.9 per cent compared to the same period in 2007.

Chart 2.14   Non-residential construction weakens

Source: Statistics Canada; quarterly data

First Quarterly Report 2008/09

30	Economic Review and Outlook

Outlook

Total real investment by business and government in British Columbia is expected to grow by 4.0 per cent this year and to post a more modest increase of 0.3 per cent in 2009.

Real (inflation-adjusted) government expenditures for all levels of government (federal, provincial and local) are forecast to rise 2.4 per cent in 2008 and 2.5 per cent in 2009. Over the medium-term, growth in government spending is expected to average around 3.0 per cent.

Inflation

Consumer price inflation averaged 1.9 per cent in the first seven months of 2008. Lower prices for durables and semi-durables were offset by higher prices in the non-durables sector (reflecting higher energy prices) and the services sector. In the January to July period of 2008, BC’s rate of inflation was slightly lower than the Canadian average of 2.3 per cent.

Outlook

Inflation for BC is expected to average 2.2 per cent this year as higher prices for non-durables (driven mainly by higher energy prices) and services are expected to be offset by lower prices for durables and semi-durables. Inflation is expected to average 2.0 per cent in 2009 and 2.1 per cent annually over the medium-term.

Medium-term outlook

•             The Ministry of Finance assumes an economic recovery will occur in the medium-term, as growth from 2010 to 2012 will return to normal levels. The US economy is forecast to expand by about 2.7 per cent per year over the medium-term, while the Canadian economy is expected to grow at a slightly slower pace, at approximately 2.5 per cent per year. The Japanese economy is expected to grow at an annual rate of about 1.9 per cent over the medium-term, while Europe is also forecast to expand by about 1.9 per cent annually.

•             Economic growth in British Columbia is forecast at 2.9 per cent in 2010, 2.8 per cent in 2011 and 2.8 per cent again in 2012. This reflects the expected recovery in external markets in the medium term, as demand for BC products returns to levels observed in previous years.

•             British Columbia’s population is forecast to grow about 1.3 per cent per year over the medium-term, as more people are expected to enter the province from other parts of Canada and from other countries.

Detailed tables of the five-year outlook are provided at the end of Part Two (see Tables 2.7.1 through 2.7.4).

Risks to the forecast

The most significant risks to the British Columbia economic outlook are:

•             further deterioration in the US economy caused by continued fallout in the housing sector and declining personal consumption due to rising food and energy costs;

First Quarterly Report 2008/09

Economic Review and Outlook	31

•             a higher than expected Canadian dollar;

•             continued turmoil in global financial markets;

•             volatile commodity and energy prices; and

•             skilled labour shortages.

Table 2.6   Current Economic Statistics

			Year-to-Date Average
	Latest Period		2007	2008	Change
BRITISH COLUMBIA

LABOUR MARKET
Employment (s.a.(1), thousands)	July	2,325	2,256	2,316	2.7%
Unemployment rate (s.a., per cent)	July	4.4	4.2	4.3	0.1
Total net in-migration (persons)	Jan.-Mar.	12,499	12,995	12,499	-496
Interprovincial (persons)	Jan.-Mar.	1,710	2,502	1,710	-792
International (persons)	Jan.-Mar.	10,789	10,493	10,789	296
Wages and salaries (s.a. $ millions)	Mar.	7,612	7,064	7,575	7.2%
Average weekly wage rate	July	788	743	774	4.2%

CONSUMER SECTOR
Retail sales (s.a., $million)	June	4,965	4,644	4,791	3.2%
Car and truck sales (s.a., units)	June	16,230	16,960	16,478	-2.8%
Housing starts (all areas, s.a., annual rate)	July	37,300	37,286	38,400	3.0%
Existing home sales (s.a.)	June	5,891	8,528	6,909	-19.0%
Building permits (s.a., $ millions)	June	1,065	1,092	997	-8.8%
BC consumer price index (annual per cent change)	July	3.3	1.9	1.9	0.0

INDUSTRIAL ACTIVITY
Foreign merchandise exports (s.a., $ million)	June	2,895	2,756	2,620	-4.9%
Manufacturing shipments (s.a., $ million)	June	3,379	3,666	3,382	-7.7%
Lumber production (thousand cubic metres)	June	2,319	3,318	2,494	-24.8%
Pulp and paper shipments (thousand tonnes)	June	540	585	577	-1.3%
Copper production (million kg)	June	17.0	22.5	16.6	-26.4%

TOURISM
Entries of U.S. and overseas residents (thousands)	June	493.5	561.2	516.8	-7.9%
BC ferry passengers to/from vancouver island (thousands)	July	1,350	895	881	-1.6%

COMMODITY PRICES
Lumber (US $/thousand board feet)	July	261	257	222	-13.6%
Pulp (US $/tonne)	July	901	768	890	15.9%
Newsprint (US $/tonne)	July	710	617	649	5.1%
Copper (US $/lb.)	July	3.81	3.16	3.71	17.2%

FINANCIAL DATA
Canadian dollar (US cents)	July	98.7	89.1	99.2	10.2
Canadian prime rate (per cent)	July	4.75	6.04	5.11	-0.93
Canadian treasury bills (per cent)	July	2.42	4.28	2.75	-1.53
Treasury bill spread – Canada minus US (per cent)	July	0.79	-0.58	0.94	1.52

(1) s.a. - seasonally adjusted

First Quarterly Report 2008/09

32	Economic Review and Outlook

Table 2.7.1 Gross Domestic Product: British Columbia

			Forecast
	2006	2007	2008	2009	2010	2011	2012
BRITISH COLUMBIA:

Gross Domestic Product at Market Prices:
– Real (2002 $ billion; chain-weighted)	158.3	163.2	166.0	169.9	174.7	179.7	184.7
(% change)	3.3	3.1	1.7	2.3	2.9	2.8	2.8
– Current dollar ($ billion)	180.3	190.2	199.1	208.2	218.1	228.5	239.4
(% change)	6.4	5.5	4.7	4.6	4.8	4.8	4.8
– GDP price deflator (2002 = 100)	113.9	116.6	119.9	122.6	124.8	127.2	129.6
(% change)	3.0	2.3	2.9	2.2	1.8	1.9	1.9
Real GDP per person
(2002 $; chain-weighted)	36,649	37,258	37,389	37,763	38,338	38,903	39,476
(% change)	1.9	1.7	0.4	1.0	1.5	1.5	1.5
Real GDP per employed person
(% change)	0.3	-0.1	-0.8	0.6	1.2	1.2	1.2
Unit labour cost(1) (% change)	5.0	3.0	4.7	2.4	1.8	1.8	1.8

Components of British Columbia Real GDP at Market Prices ($2002 billions; chain-weighted)

Personal expenditure on
Goods and services	106.0	111.9	115.0	118.4	121.9	125.5	129.2
(% change)	5.5	5.6	2.7	2.9	3.0	2.9	2.9
– Goods	44.6	47.0	48.2	49.6	51.1	52.7	54.2
(% change)	5.3	5.6	2.5	2.9	3.1	2.9	2.9
– Services	61.4	64.9	66.7	68.7	70.8	72.9	75.0
(% change)	5.6	5.6	2.8	3.0	3.0	2.9	2.9
Government current expenditures on
Goods and services	30.3	31.7	32.4	33.2	34.3	35.3	36.3
(% change)	4.3	4.4	2.4	2.5	3.2	2.8	2.9
Investment in fixed capital	37.6	38.9	40.4	40.5	41.4	42.6	43.9
(% change)	9.7	3.3	4.0	0.3	2.0	3.1	2.9

Final domestic demand	174.0	182.5	187.9	192.2	197.6	203.5	209.4
(% change)	6.2	4.9	2.9	2.3	2.8	3.0	2.9

Exports goods and services	72.2	71.7	70.8	72.6	75.6	78.2	81.0
(% change)	2.5	-0.6	-1.2	2.5	4.1	3.4	3.7
Imports goods and services	89.6	93.1	94.2	96.7	100.0	103.6	107.2
(% change)	8.1	3.9	1.3	2.6	3.4	3.6	3.5
Inventory change	1.1	1.4	0.9	1.1	0.8	0.9	0.9
Statistical discrepancy	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1
Real GDP at market prices	158.3	163.2	166.0	169.9	174.7	179.7	184.7
(% change)	3.3	3.1	1.7	2.3	2.9	2.8	2.8

(1)	Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

First Quarterly Report 2008/09

Economic Review and Outlook	33

Table 2.7.2 Components of Nominal Income and Expenditure

			Forecast
	2006	2007	2008	2009	2010	2011	2012
Labour income(1) ($ million)	93,102	98,866	105,292	110,282	115,486	120,857	126,463
(% change)	8.5	6.2	6.5	4.7	4.7	4.7	4.6
Personal income ($ million)	141,098	150,379	158,659	165,526	173,046	180,919	189,202
(% change)	7.4	6.6	5.5	4.3	4.5	4.5	4.6
Corporate profits before taxes ($ million)	21,322	20,886	20,555	20,897	21,794	22,773	23,814
(% change)	6.7	-2.0	-1.6	1.7	4.3	4.5	4.6
Retail sales ($ million)	52,837	56,365	58,157	60,894	63,866	67,013	70,221
(% change)	7.2	6.7	3.2	4.7	4.9	4.9	4.8
Housing starts	36,443	39,195	37,092	32,933	31,519	31,071	30,650
(% change)	5.1	7.6	-5.4	-11.2	-4.3	-1.4	-1.4
Residential investment(2) ($ million)	17,191	19,223	20,175	20,338	21,150	22,184	23,227
(% change)	16.5	11.8	5.0	0.8	4.0	4.9	4.7
BC consumer price index (2001 = 100)	108.1	110.0	112.5	114.7	117.2	119.7	122.2
(% change)	1.7	1.8	2.2	2.0	2.1	2.1	2.1

(1)	Domestic basis; wages, salaries and supplementary labour income.

(2)	Includes renovations and improvements.

Table 2.7.3  Labour Market Indicators

			Forecast
	2006	2007	2008	2009	2010	2011	2012
Population (on July 1) (000’s)	4,320	4,380	4,440	4,498	4,558	4,619	4,680
(% change)	1.4	1.4	1.4	1.3	1.3	1.3	1.3
Labour force population, 15+ Years (000’s)	3,511	3,571	3,639	3,698	3,757	3,815	3,871
(% change)	1.8	1.7	1.9	1.6	1.6	1.6	1.5
Net in-migration (000’s)
– International(1)	38.1	39.6	36.2	37.3	38.4	39.4	38.3
– Interprovincial	10.2	13.4	9.0	11.0	12.0	13.0	13.0
– Total	48.3	53.0	45.2	48.3	50.4	52.4	51.3
Participation rate(2) (%)	65.7	66.3	66.8	66.8	66.9	67.1	67.2
Labour force (000’s)	2,305	2,366	2,431	2,471	2,515	2,559	2,603
(% change)	1.8	2.7	2.7	1.6	1.8	1.8	1.7
Employment (000’s)	2,196	2,266	2,323	2,362	2,402	2,440	2,479
(% change)	3.1	3.2	2.5	1.7	1.7	1.6	1.6
Unemployment rate (%)	4.8	4.2	4.4	4.4	4.5	4.6	4.8

(1)	International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

(2)	Percentage of the population 15 years of age and over in the labour force.

First Quarterly Report 2008/09

34	Economic Review and Outlook

Table 2.7.4 Major Economic Assumptions

			Forecast
	2006	2007	2008	2009	2010	2011	2012
GDP (billions)
Canada real (2002 $; chain-weighted)	1,285	1,320	1,331	1,352	1,385	1,419	1,454
(% change)	3.1	2.7	0.9	1.6	2.4	2.5	2.5
US real (1996 US$; chain-weighted)	11,295	11,524	11,681	11,802	12,120	12,450	12,784
(% change)	2.8	2.0	1.4	1.0	2.7	2.7	2.7
Japan real (2000 Yen; chain-weighted)	550,457	561,490	567,613	572,440	582,821	594,706	606,542
(% change)	2.4	2.0	1.1	0.9	1.8	2.0	2.0
Europe real(1) (% change)	3.0	2.7	1.3	0.9	1.8	2.0	2.0

Industrial production index
US (2002 = 100)	109.6	111.4	111.4	111.9	114.7	117.8	120.9
(% change)	2.2	1.7	0.0	0.4	2.5	2.7	2.7
Japan (2000 = 100)	104.2	107.3	107.6	108.8	111.0	113.2	115.4
(% change)	4.1	2.9	0.3	1.2	2.0	2.0	2.0
Europe(1) (2000 = 100)	108.0	111.7	112.7	113.6	115.7	118.0	120.4
(% change)	4.0	3.4	0.9	0.8	1.8	2.0	2.0

Housing starts(2) (000’s)
Canada	227	228	207	185	185	185	185
(% change)	0.8	0.4	-9.2	-10.6	0.0	0.0	0.0
US	1,812	1,341	940	890	1,200	1,400	1,600
(% change)	-12.6	-26.0	-29.9	-5.3	34.8	16.7	14.3
Japan	1,290	1,061	1,110	1,120	1,151	1,170	1,170
(% change)	4.4	-17.8	4.7	0.9	2.7	1.7	0.0

Consumer price index
Canada (2001 = 100)	109.1	111.5	114.4	117.0	119.4	121.7	124.2
(% change)	2.0	2.2	2.6	2.3	2.0	2.0	2.0

Canadian interest rates (%)
3-Month treasury bills	4.0	4.2	2.7	3.2	4.1	4.8	5.0
10-year government bonds	4.2	4.3	3.7	4.1	5.0	5.8	6.0

United States interest rates (%)
3-Month treasury bills	4.7	4.4	1.8	2.3	3.6	4.6	5.0
10-year government bonds	4.8	4.7	3.9	4.2	5.0	5.8	6.0

Exchange rate (US cents / Canadian $)	88.2	93.1	99.3	98.2	95.1	94.4	93.4

British Columbia goods and services
Export price deflator (% change)	0.9	0.3	2.8	1.1	2.4	0.7	2.1

(1)	Euro zone (12) is Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal and Spain.

(2)	British Columbia housing starts appear in Table 2.7.2.

First Quarterly Report 2008/09

Economic Review and Outlook	35

The Economic Forecast Council – September 2008 Update

Introduction

The Budget Transparency and Accountability Act requires the Minister of Finance to consult the Economic Forecast Council (the Council) each year on the outlook for British Columbia’s economy. The consultation process usually takes place once each year in advance of the budget. However, the Ministry of Finance elected to re-survey the Council members this year prior to the release of the first Quarterly Report, due to the considerable uncertainty regarding the outlook for the BC, Canadian, and American economies. Council members submitted their surveys and comments to the Ministry on July 28, 2008.

The main issues noted by the Council were the US economic slowdown, continued instability in financial markets, energy and other commodity prices, the highly valued Canadian dollar, productivity growth, exports, as well as BC’s construction, forestry, energy and mining sectors.

Forecast details from the Council surveys are summarized in the table at the end of this topic box.

British Columbia Forecast

Chart 1 – Economic Forecast Council

Outlook for the BC Economy

Note: BC real GDP per cent change represents the average of the Economic Forecast Council’s forecasts.

Since Budget 2008, Council members have significantly downgraded their outlooks for BC real GDP growth in 2008 and 2009. The US housing market crash and associated economic slowdown, high energy prices, and the high value of the Canadian dollar were cited by members as the main reasons for their downward revisions.

Despite this weaker outlook, Council members, on average, expect economic growth in BC to outperform the national average through 2012.

British Columbia Economic Forecast Council: Summary of Forecasts

				Average
Participant	Organization	2008	2009	2010-2012
Doug Porter	Bank of Montreal	2.2	2.7	2.9
Jock Finlayson	BC Business Council	1.9	2.5	2.8
Avery Shenfeld	CIBC	2.3	2.8	n/a
Marie-Christine Bernard	Conference Board	2.2	2.9	2.6
Helmut Pastrick	Central 1 Credit Union	1.5	1.9	3.1
Dale Orr	Global Insight	2.2	2.8	2.8
Carl Sonnen	Informetrica	1.5	2.2	2.5
Craig Wright	RBC Financial Group	2.2	2.9	3.2
Warren Jestin	Scotiabank	2.4	2.7	2.7
Ernie Stokes	Stokes Economic Consulting	2.8	3.7	2.7
Pascal Gauthier	TD Bank	2.2	2.7	2.8
David Baxter	Urban Futures Institute	n/a	n/a	n/a
Average		2.1	2.7	2.8
Standard Deviation		0.4	0.5	0.2

First Quarterly Report 2008/09

36	Economic Review and Outlook

Chart 2 – Economic Forecast Council Outlook for BC and Canada

Note: Real GDP per cent change for BC and Canada represent the average of the Economic Forecast Council’s forecasts

Some key issues listed by Council members on the BC economic outlook were:

•	domestic demand is expected to continue as the main source of growth;

•	trade will be the main soft spot for the province due to both falling external demand (particularly from the US) and the high value of the Canadian dollar; and

•	the forestry sector will continue to suffer substantially.

While Council members cite continued weakness in BC’s trade sector as a drag on economic growth, they also acknowledge that the strength in BC’s domestic economy could be waning. As evidence of this, some members cite a cooling housing market (with softening housing starts, home sales and home prices) and slowing consumer activity being hindered by high energy prices and declining consumer confidence. Participants also noted that weakness in BC’s trade sector – especially in forestry – is being partially offset by the strong performance in the province’s energy and mining sectors.

The primary risks to the forecast noted by Council members were:

•	deterioration of the US housing market could hinder US economic growth more than expected;

•	the availability of labour with expected demographic trends;

•	lagging productivity growth;

•	the impact of the mountain pine beetle infestation;

•	energy and commodity prices; and

•	the possibility of an economic slowdown following the 2010 Olympics.

The United States Economy

The Council’s estimates for US growth average 1.6 per cent for 2008, down from the average forecast of 2.1 per cent projected by the members at budget time. Estimates for US growth in 2009 have also fallen to average 1.7 per cent, a drop from the budget forecast of 2.6 per cent. However, the Council’s average outlook of 2.8 per cent for the 2010 to 2012 period remains consistent with its budget estimate.

Most Council members felt that the overall US economy would slow considerably in 2008, as the continuation of the US housing sector crash, ongoing instability in financial markets and high energy prices could have considerable negative impacts on consumer spending. Most notably, the Council’s average estimate for US housing starts in 2008 has been downgraded to 946,000 annualized starts from the 1.14 million starts presented at budget time. The forecast for 2009 has also been downgraded to 981,000 starts from 1.28 million starts and to 1.36 million starts from 1.52 million starts for the 2010 to 2012 period.

The Canadian Economy

The Council expects the Canadian economy to also experience slower growth over the coming years, mainly brought on by weakness in the US economy. The Council acknowledged that a slowing manufacturing sector and high Canadian dollar will continue to hamper growth in Central Canada, particularly in Ontario. This slowdown in the Central Canadian provinces will be partially offset by relative strength in Western Canada, as Council members agreed that the Western provinces would be the main drivers of national economic growth over the next few years. Several participants pointed out that the Canadian dollar, expected to remain relatively high throughout the forecast period, could continue to hurt net exports and hinder tourism from the US.

First Quarterly Report 2008/09

Economic Review and Outlook	37

Participants also noted concern over a general labour and skills shortage in the Canadian economy, and that interprovincial migration to Alberta could continue to deplete the already shrinking labour supply in other provinces. Two members noted that BC should be concerned about its poor rate of productivity growth in the wake of an oncoming shortage in its labour supply.

Financial Markets

Council members continued to have quite divergent views on the value of the Canadian dollar over the medium–term, with forecasts ranging from 85.5 cents US to 104.0 cents US over the 2010 to 2012 period.

Council members were fairly consistent in their concerns over the possible impacts of a higher Canadian dollar. Some participants noted that the high dollar is hindering net exports and tourism in BC and Canada, and

Chart 3 – Economic Forecast Council Outlook for the Exchange Rate

will likely put a drag on economic growth if it maintains its relatively high value.

Note that since the Council was surveyed, the economic situation in BC has continued to evolve. Notably, the value of the Canadian dollar has declined somewhat, and has recently been trading around 95.6 cents US. Also, while commodity prices remain at historical highs, prices for oil and metals have softened in recent weeks.

Economic Forecast Council July Survey – Summary of Results

	2008			2009			2010 to 2012
All figures are based on annual averages	Range	Average(1)		Range	Average(1)		Range	Average(1),(2)

United States

Real GDP (% change)	1.3 -1.8	1.6	(11)	0.9 -2.9	1.7	(11)	2.5 -3.3	2.8	(10)
Intended Federal Funds rate (%)	2.00 – 2.32	2.21	(10)	1.40 – 4.00	2.65	(10)	3.90 – 5.30	4.37	(9)
Housing starts (million units)	0.88 – 1.01	0.95	(10)	0.87 – 1.15	0.98	(10)	1.2 – 1.62	1.36	(9)

Canada

Real GDP (% change)	1.0 –1.7	1.2	(11)	1.6 -2.7	2.1	(11)	2.4 -3.0	2.6	(10)
Bank of Canada Overnight Target rate (%)	2.81 – 3.40	3.16	(10)	2.65 – 4.25	3.45	(10)	3.85 – 5.00	4.32	(9)
Exchange rate (US cents/C$)	97.0 – 100.8	99.0	(11)	90.1 – 105.0	97.7	(11)	85.5 – 104.0	94.8	(10)
Consumer price index (% chg)	1.8 – 2.9	2.6	(11)	1.7 – 3.9	2.3	(11)	1.8 – 2.2	2.0	(10)

British Columbia

Real GDP (% change)	1.5 – 2.8	2.1	(11)	1.9 – 3.7	2.7	(11)	2.5 – 3.2	2.8	(10)
Nominal GDP (% change)	4.2 – 6.0	5.1	(10)	3.4 – 6.8	5.0	(10)	4.2 – 6.6	5.0	(10)
GDP Deflator (% change)	2.0 – 3.8	3.0	(10)	1.3 – 3.1	2.3	(10)	1.5 – 3.4	2.2	(10)
Personal Income (% change)	4.4 – 6.6	5.7	(10)	3.9 – 6.6	5.2	(10)	4.3 – 6.0	5.3	(10)
Net Migration (thousand persons)	41.8 – 56.0	49.1	(9)	39.0 – 61.0	48.7	(9)	38.0 – 57.0	48.6	(9)
Employment (% change)	2.3 – 2.9	2.5	(10)	1.2 – 2.5	1.8	(10)	0.7 – 2.2	1.6	(10)
Unemployment rate (%)	4.2 – 4.6	4.4	(11)	3.8 – 4.8	4.4	(11)	4.0 – 5.0	4.4	(10)
Corporate pre-tax profits (% change)	-15.0 – 8.0	-1.1	(9)	-0.4 – 10.0	5.0	(9)	-0.4 – 9.0	5.5	(8)
Housing starts (thousand units)	35.3 – 39.0	36.8	(10)	30.0 – 38.0	33.1	(10)	23.0 – 37.0	31.2	(10)
Retail sales (% change)	2.5 – 8.0	4.8	(10)	2.0 – 7.5	5.2	(10)	3.3 – 8.5	5.0	(10)
Consumer price index (% chg)	1.7 – 2.6	2.2	(11)	1.5 – 3.4	2.2	(11)	1.9 – 3.9	2.2	(10)

(1)	Based on responses from participants providing forecasts. Number of respondents shown in parenthesis.

(2)	Participants provided an average forecast for 2010 to 2012.

First Quarterly Report 2008/09

PART THREE — FIRST QUARTERLY REPORT

                                For the Three Months Ended June 30, 2008

2008/09 First Quarterly Report	September 12, 2008

Table 3.1 2008/09 Operating Statement

	Year-to-Date to June 30				Full Year
	2008/09			Actual	2008/09			Actual
($ millions)	Budget	Actual	Variance	2007/08	Budget	Forecast	Variance	2007/08
Revenue	9,511	9,782	271	9,329	38,490	39,693	1,203	39,831
Expense	(9,024)	(9,057)	(33)	(8,447)	(37,690)	(37,923)	(233)	(36,945)
Surplus before forecast allowance	487	725	238	882	800	1,770	970	2,886
Forecast allowance	—	—	—	—	(750)	(750)	—	—
Surplus	487	725	238	882	50	1,020	970	2,886

Table 3.2 2008/09 Revenue by Source

	Year-to-Date to June 30				Full Year
	2008/09			Actual	2008/09			Actual
($ millions)	Budget	Actual	Variance	2007/08	Budget	Forecast	Variance	2007/08
Taxation
Personal income	1,682	1,707	25	1,601	6,700	6,598	(102)	6,956
Corporate income	392	390	(2)	323	1,343	1,726	383	2,250
Social service	1,312	1,306	(6)	1,227	5,284	5,232	(52)	5,072
Fuel	236	230	(6)	229	957	937	(20)	935
Carbon	—	—	—	—	338	338	—	—
Tobacco	179	164	(15)	186	705	685	(20)	692
Property	460	461	1	455	1,861	1,864	3	1,795
Property transfer	276	272	(4)	295	1,020	900	(120)	1,068
Other (1)	161	183	22	155	601	609	8	638
	4,698	4,713	15	4,471	18,809	18,889	80	19,406
Natural resources
Natural gas royalties	274	479	205	309	1,165	1,732	567	1,132
Forests	173	141	(32)	217	952	690	(262)	1,087
Other natural resource (2)	499	525	26	343	1,606	2,278	672	1,559
	946	1,145	199	869	3,723	4,700	977	3,778
Other revenue
Medical Services Plan premiums	393	398	5	386	1,571	1,571	—	1,557
Other fees (3)	590	535	(55)	518	2,505	2,531	26	2,429
Investment earnings	218	210	(8)	204	884	915	31	1,139
Miscellaneous (4)	608	662	54	601	2,509	2,519	10	2,617
	1,809	1,805	(4)	1,709	7,469	7,536	67	7,742
Contributions from the federal government
Health and social transfers	1,198	1,168	(30)	1,268	4,794	4,644	(150)	4,614
Other federal contributions (5)	229	183	(46)	372	1,015	1,199	184	1,317
	1,427	1,351	(76)	1,640	5,809	5,843	34	5,931
Commercial Crown corporation net income
BC Hydro	43	88	45	5	358	361	3	370
Liquor Distribution Branch	220	231	11	210	854	854	—	858
BC Lotteries (net of payments to the federal government)	260	270	10	259	1,101	1,101	—	1,080
ICBC (6)	84	153	69	145	272	328	56	633
Other	24	26	2	21	95	81	(14)	33
	631	768	137	640	2,680	2,725	45	2,974
Total revenue	9,511	9,782	271	9,329	38,490	39,693	1,203	39,831

(1)	Composed of revenue from corporation capital tax, insurance premium tax and hotel room tax.
(2)	Columbia River Treaty, other energy and minerals, water and other resources.
(3)	Post-secondary, healthcare-related, motor vehicle, and other fees.
(4)	Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.
(5)	Includes contributions for health, education, housing and social service programs, and transportation projects.
(6)	The 2008/09 forecast represents ICBC’s projected earnings during government’s fiscal year. On ICBC’s fiscal year basis (December), the outlook for 2008 is $372 million.

First Quarterly Report 2008/09

40	First Quarterly Report

Table 3.3 2008/09 Expense By Function (1)

	Year-to-Date to June 30				Full Year
	2008/09			Actual	2008/09			Actual
($ millions)	Budget	Actual	Variance	2007/08	Budget	Forecast	Variance	2007/08
Health:
Medical Services Plan	802	804	2	789	3,375	3,375	—	3,247
Pharmacare	216	235	19	226	1,018	1,018	—	955
Regional services	2,195	2,292	97	2,018	9,580	9,718	138	9,038
Other healthcare expenses (2)	215	209	(6)	185	861	861	—	996
	3,428	3,540	112	3,218	14,834	14,972	138	14,236
Education:
Elementary and secondary	1,603	1,594	(9)	1,550	5,711	5,711	—	5,521
Post-secondary	970	1,014	44	966	4,322	4,396	74	4,303
Other education expenses (3)	40	39	(1)	38	173	173	—	165
	2,613	2,647	34	2,554	10,206	10,280	74	9,989
Social services:
Social assistance (2),(3)	322	320	(2)	309	1,349	1,349	—	1,297
Childcare services (2)	272	265	(7)	236	1,142	1,142	—	992
Community living and other services	191	194	3	181	802	803	1	757
	785	779	(6)	726	3,293	3,294	1	3,046
Protection of persons and property	365	357	(8)	333	1,509	1,488	(21)	1,579
Transportation	293	316	23	300	1,348	1,429	81	1,379
Natural resources and economic development	440	320	(120)	320	1,766	1,795	29	1,974
Other	345	345	—	285	1,429	1,428	(1)	1,398
Contingencies	—	—	—	—	375	375	—	—
General government	190	216	26	167	672	679	7	669
Debt servicing costs	565	537	(28)	544	2,258	2,183	(75)	2,231

Subtotal	9,024	9,057	33	8,447	37,690	37,923	233	36,501
Climate Action Dividend	—	—	—	—	—	—	—	440
Negotiating Framework incentive payments	—	—	—	—	—	—	—	4

Total expense	9,024	9,057	33	8,447	37,690	37,923	233	36,945

(1)	Amounts have been restated to reflect government’s accounting policies in effect at March 31, 2008.
(2)

Payments for healthcare services by the Ministry of Housing and Social Development and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

(3)	Payments for training costs by the Ministry of Housing and Social Development made on behalf of its clients are reported in the Education function.

First Quarterly Report 2008/09

First Quarterly Report	41

Table 3.4 2008/09 Capital Spending

	Year-to-Date to June 30				Full Year
	2008/09			Actual	2008/09			Actual
($ millions)	Budget	Actual	Variance	2007/08	Budget	Forecast	Variance	2007/08
Taxpayer-supported
Education
Schools (K–12)	110	110	—	92	441	441	—	380
Post-secondary	177	102	(75)	139	706	823	117	782
Health	121	121	—	130	924	1,050	126	881
BC Transportation Financing Authority	221	204	(17)	215	884	1,096	212	884
Vancouver Convention Centre expansion project	90	78	(12)	58	288	272	(16)	251
Government operating (ministries)	54	31	(23)	29	286	286	—	335
Other (1)	34	40	6	48	130	140	10	159
Capital spending contingencies	—	—	—	—	200	200	—	—

Total taxpayer-supported	807	686	(121)	711	3,859	4,308	449	3,672

Self-supported
BC Hydro	422	300	(122)	218	1,663	1,663	—	1,072
BC Transmission Corporation	4	3	(1)	22	21	18	(3)	70
Columbia River power projects (2)	6	6	—	4	19	38	19	29
BC Rail	8	1	(7)	3	30	62	32	20
ICBC (3)	7	7	—	3	30	30	—	23
BC Lotteries	31	7	(24)	11	124	124	—	60
Liquor Distribution Branch	5	1	(4)	1	20	20	—	18

Total self-supported	483	325	(158)	262	1,907	1,955	48	1,292
Total capital spending	1,290	1,011	(279)	973	5,766	6,263	497	4,964

(1)	Includes BC Housing Management Commission, Provincial Rental Housing Corporation, Rapid Transit Project 2000, BC Transit and other service delivery agencies.
(2)	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.
(3)	Includes ICBC Properties Ltd.

First Quarterly Report 2008/09

42	First Quarterly Report

Table 3.5 2008/09 Provincial Debt (1)

	Year-to-Date to June 30				Full Year
	2008/09			Actual	2008/09			Actual
($ millions)	Budget	Actual	Variance	2007/08	Budget	Forecast	Variance	2007/08
Taxpayer-supported debt
Provincial government operating	8,036	6,635	(1,401)	10,305	7,408	6,337	(1,071)	8,264
Other taxpayer-supported debt (mainly capital)
Education (2)
Schools	5,028	4,949	(79)	4,760	5,235	5,192	(43)	4,906
Post-secondary institutions	3,378	3,321	(57)	2,932	3,520	3,509	(11)	3,314
	8,406	8,270	(136)	7,692	8,755	8,701	(54)	8,220
Health (2)	3,521	3,344	(177)	2,855	3,945	3,859	(86)	3,345
Highways and public transit
BC Transportation Financing Authority	4,247	4,050	(197)	3,381	4,722	4,736	14	3,948
Public transit	921	910	(11)	903	950	935	(15)	897
SkyTrain extension	1,153	1,153	—	1,153	1,153	1,153	—	1,153
BC Transit	90	85	(5)	94	91	114	23	84
	6,411	6,198	(213)	5,531	6,916	6,938	22	6,082
Other
Social housing (3)	213	226	13	212	211	211	—	218
Homeowner Protection Office	143	139	(4)	115	173	174	1	132
Other (4)	298	349	51	257	333	378	45	318
	654	714	60	584	717	763	46	668
Total other taxpayer-supported	18,992	18,526	(466)	16,662	20,333	20,261	(72)	18,315
Total taxpayer-supported debt	27,028	25,161	(1,867)	26,967	27,741	26,598	(1,143)	26,579
Self-supported debt
Commercial Crown corporations
BC Hydro	7,905	8,208	303	7,632	8,876	8,977	101	7,633
BC Transmission Corporation	90	85	(5)	77	79	79	—	86
Columbia River power
projects (5)	229	214	(15)	230	241	207	(34)	219
Liquor Distribution Branch	2	1	(1)	3	1	1	—	2
Post-secondary institutions’
subsidiaries	53	108	55	53	53	109	56	108
	8,279	8,616	337	7,995	9,250	9,373	123	8,048
Warehouse borrowing program	—	377	377	—	—	—	—	—
Total self-supported debt	8,279	8,993	714	7,995	9,250	9,373	123	8,048
Forecast allowance	—	—	—	—	750	750	—	—

Total provincial debt	35,307	34,154	(1,153)	34,962	37,741	36,721	(1,020)	34,627

(1)

Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)

Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

(3)	Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.
(4)

Includes debt of other taxpayer-supported Crown corporations and agencies and fiscal agency loans to local governments. Also includes student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs, and loan guarantee provisions.

(5)	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2008/09

APPENDIX

2008/09 First Quarterly Report	September 12, 2008

Table A1.1    Operating Statement – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Revenue	33,368	35,974	38,505	39,831	39,693	40,865	41,780
Expense	(30,647)	(32,151)	(34,162)	(36,501)	(37,923)	(39,025)	(40,570)
Negotiating Framework incentive payments	—	(710)	(264)	(4)	—	—	—
Climate Action Dividend	—	—	—	(440)	—	—	—
Subtotal	2,721	3,113	4,079	2,886	1,770	1,840	1,210
Impact of allocating available revenue	—	—	—	—	—	(1,015)	(385)
Forecast allowance	—	—	—	—	(750)	(675)	(675)
Surplus/(deficit)	2,721	3,113	4,079	2,886	1,020	150	150

First Quarterly Report 2008/09

44	Appendix

Table A1.2    Revenue by Source – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11

Taxation revenue
Personal income	5,050	5,838	6,905	6,956	6,598	6,925	7,267
Corporate income	1,255	1,426	1,538	2,250	1,726	1,651	1,316
Social service	4,156	4,367	4,714	5,072	5,232	5,450	5,720
Fuel	904	911	901	935	937	936	946
Carbon	—	—	—	—	338	631	880
Tobacco	699	701	726	692	685	685	685
Property	1,661	1,717	1,732	1,795	1,864	1,954	2,058
Property transfer	604	843	914	1,068	900	860	820
Other (1)	588	626	588	638	609	594	576
	14,917	16,429	18,018	19,406	18,889	19,686	20,268
Natural resource revenue
Natural gas royalties	1,439	1,921	1,207	1,132	1,732	1,567	1,502
Bonus bids, permits and fees	356	405	479	607	978	1,028	1,087
Forests	1,363	1,214	1,276	1,087	690	835	865
Other natural resources	815	1,027	1,020	952	1,300	1,434	1,337
	3,973	4,567	3,982	3,778	4,700	4,864	4,791
Other revenue
Medical Services Plan premiums	1,465	1,482	1,524	1,557	1,571	1,593	1,614
Post secondary education fees	836	892	928	979	996	1,024	1,049
Other fees and licences	1,359	1,313	1,360	1,450	1,535	1,504	1,512
Investment earnings	833	949	1,032	1,139	915	958	1,030
Miscellaneous (2)	2,200	2,296	2,589	2,617	2,519	2,542	2,605
	6,693	6,932	7,433	7,742	7,536	7,621	7,810
Contributions from the federal government
Health and social transfers	3,421	4,220	4,473	4,614	4,644	4,849	5,104
Equalization	979	590	459	—	—	—	—
Other cost shared agreements (3)	822	1,015	1,454	1,317	1,199	1,111	1,051
	5,222	5,825	6,386	5,931	5,843	5,960	6,155
Commercial Crown corporation net income
BC Hydro	402	266	407	370	361	411	456
Liquor Distribution Branch	779	800	840	858	854	863	875
BCLC (net of payments to the federal government)	811	914	1,011	1,080	1,101	1,151	1,201
ICBC (4)	383	191	381	633	328	247	191
Other	188	50	47	33	81	62	33
	2,563	2,221	2,686	2,974	2,725	2,734	2,756
Total revenue	33,368	35,974	38,505	39,831	39,693	40,865	41,780

(1) Includes revenue from corporation capital, insurance premium and hotel room taxes.

(2) Includes asset dispositions, reimbursements for health care and other services provided to external agencies, and other recoveries.

(3) Includes contributions for health, education, housing and social service programs, for transportation projects, and for coastal ferry services.

(4) Amounts represent earnings during government’s fiscal year.

First Quarterly Report 2008/09

Appendix	45

Table A1.3 Expense by Function – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Health
Medical Services Plan	2,546	2,696	2,969	3,247	3,375	3,584	3,697
Pharmacare	793	868	914	955	1,018	1,057	1,108
Regional services (1)	7,565	8,112	8,500	9,038	9,718	10,102	10,806
Other healthcare expenses (2)	625	754	867	996	861	897	933
	11,529	12,430	13,250	14,236	14,972	15,640	16,544
Education
Elementary and secondary	4,757	4,829	5,272	5,521	5,711	5,807	5,849
Post-secondary	3,536	3,906	4,056	4,303	4,396	4,553	4,604
Other education expenses (3)	206	182	159	165	173	178	179
	8,499	8,917	9,487	9,989	10,280	10,538	10,632
Social services
Social assistance (2),(3)	1,051	1,151	1,277	1,297	1,349	1,381	1,384
Child welfare (2)	819	892	1,027	992	1,142	1,154	1,165
Community living and other services	728	681	588	757	803	842	853
	2,598	2,724	2,892	3,046	3,294	3,377	3,402
Protection of persons and property	1,204	1,379	1,326	1,579	1,488	1,522	1,521
Transportation	1,308	1,196	1,251	1,379	1,429	1,423	1,481
Natural resources & economic development	1,670	1,570	1,641	1,974	1,795	1,765	1,741
Other	1,027	1,089	1,278	1,398	1,428	1,429	1,367
Contingencies – new programs (4)	—	—	—	—	375	390	400
– Negotiating Framework	—	—	—	—	—	—	400
General government	505	644	768	669	679	675	668
Debt servicing costs	2,307	2,202	2,269	2,231	2,183	2,266	2,414
Subtotal	30,647	32,151	34,162	36,501	37,923	39,025	40,570
Negotiating Framework incentive payments	—	710	264	4	—	—	—
Climate Action Dividend	—	—	—	440	—	—	—
Total expense	30,647	32,861	34,426	36,945	37,923	39,025	40,570

(1) Includes Supplementary Estimates funding of $120 million in 2008/09.

(2) Payments for healthcare services by the Ministry of Housing and Social Development and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

(3) Payments for training costs by the Ministry of Housing and Social Development made on behalf of its clients are reported in the Education function.

(4) The Contingencies vote is allocated to functions according to actual results for 2004/05 to 2007/08 and revised forecast for 2008/09.

First Quarterly Report 2008/09

46	Appendix

Table A1.4 Expense by Ministry, Program and Agency – 2007/08 to 2010/11

	Actual	Forecast	Updated Plan
($ millions)	2007/08	2008/09	2009/10	2010/11
Office of the Premier	13	14	14	14
Aboriginal Relations and Reconciliation	87	62	50	51
Advanced Education and Labour Market Development	2,087	2,199	2,303	2,319
Agriculture and Lands	234	289	257	260
Attorney General	500	546	556	557
Children and Family Development	1,237	1,326	1,348	1,362
Community Development	240	237	236	266
Education	5,141	5,301	5,395	5,429
Energy, Mines and Petroleum Resources	67	73	78	78
Environment	228	271	280	280
Finance	143	162	198	88
Forests and Range	941	746	767	767
Health Services	12,783	13,530	14,329	15,168
Healthy Living and Sport	79	72	72	75
Housing and Social Development	2,507	2,665	2,675	2,686
Labour and Citizens’ Services	87	102	98	97
Public Safety and Solicitor General	695	625	636	638
Small Business and Revenue	90	71	70	66
Trade, Technology and Economic Development	68	64	53	63
Tourism, Culture and the Arts	74	353	78	76
Transportation and Infrastructure	761	838	853	882
Total ministries and Office of the Premier	28,062	29,546	30,346	31,222
Management of public funds and debt	1,142	1,195	1,168	1,159
Contingencies	91	375	390	800
Legislative and other appropriations	112	142	133	133
Subtotal	29,407	31,258	32,037	33,314
Supplementary Estimates – additional health funding	—	120	—	—
Priority initiatives	445	—	—	—
Climate Action Dividend	440	—	—	—
Consolidated revenue fund total expense	30,292	31,378	32,037	33,314
Expenses recovered from external entities	2,282	2,123	2,076	2,097
Externally-funded service delivery agency expense:
School districts	380	410	413	422
Universities	1,408	1,677	1,721	1,793
Colleges, university colleges and institutes	496	577	591	602
Health authorities and hospital societies	767	638	634	688
Other service delivery agencies	1,320	1,120	1,553	1,654
	4,371	4,422	4,912	5,159
Total expense	36,945	37,923	39,025	40,570

First Quarterly Report 2008/09

Appendix	47

Table A1.5 Material Assumptions – Revenue

		Revised
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Personal income tax	$6,700	$6,598	$6,925	$7,267
Current calendar year assumptions
Personal income growth	4.4%	5.5%	4.3%	4.5%	+/- 1% change in 2008 BC
Labour income growth	4.7%	6.5%	4.7%	4.7%	personal income growth
Tax base growth	5.4%	5.8%	5.3%	5.5%	equals +/- $50 to $100
Average tax yield	5.45%	5.36%	5.32%	5.25%	million
Current-year tax	$6,662	$6,620	$6,924	$7,207	+/- 1% change in 2007 BC
BC Tax Reduction	$-116	$-130	$-133	$-136	personal or taxable income
Low income climate action tax credit	$-90	$-68	$-145	$-145	growth equals +/- $50 to
Refundable sales tax credit	$-56	$-56	$-56	$-56	$100 million one-time effect
Other tax credits and refunds	$-99	$-105	$-101	$-93	(prior-year adjustment)
Policy neutral elasticity (*)	1.4	1.2	1.4	1.4	and could result in an
Fiscal year assumptions					additional +/- $50 to $100
Prior-year adjustment	$0	$-57			million base change in
Family Bonus offset	$-14	$-14	$-13	$-12	2008/09

	2007 Assumptions
Previous calendar year assumptions
Personal income growth	5.3%	6.6%
Labour income growth	6.0%	6.2%
Tax base growth	8.0%	8.8%
Average 2007 tax yield	5.70%	5.60%
2007 tax	$6,609	$6,542
2006 and previous years tax	$300	$450
BC Tax Reduction	$-114	$-128
Refundable sales tax credit	$-56	$-56
Other tax credits and refunds	$-98	$-104
Policy neutral elasticity (*)	1.8	1.3

(*)   Ratio of annual per cent change in current-year revenue to annual per cent change in personal income

Corporate income tax	$1,343	$1,726	$1,651	$1,316
Components of revenue
Advance instalments (fiscal year)	$1,382	$1,418	$1,568	$1,491
International Financial Activity Ac refunds	$-27	$-20	$-20	$-20
Prior-year adjustment	$-12	$328	$103	$-155
Current year assumptions
National tax base ($ billions)	$205.3	$207.2	$217.2	$233.5	+/- 1% change in the 2008
BC instalment share of national tax base	10.1%	10.1%	11.2%	10.6%	national tax base equals +/- $15 to $20 million in
Effective tax rates (general/small business)	11.5 / 4.0	11.5 / 4.0	11.0 / 3.5	10.5 / 3.0
BC tax base growth	0.5%	-1.5%	1.5%	4.5%	2008/09
BC corporate profits growth	0.4%	-1.6%	1.7%	4.3%	+/- 1% change in the 2007
BC Tax credits					BC tax base equals +/- $15
Film, Television and Production					to $20 million in 2008/09
Services	$-204	$-204	$-214	$-194
Scientific Research and Experimental Development	$-135	$-135	$-145	$-155
Other	$-44	$-44	$-44	$-44

	2007 Assumptions
Previous calendar year assumptions
National tax base growth	5.7%	5.8%
BC instalment share of national tax
base	9.6%	11.2%
National corporate profits growth	5.0%	5.8%
BC tax base growth	-12.6%	1.7%
BC corporate profits growth	2.1%	-2.0%
Gross 2007 tax	$1,789	$2,079
2006 and previous years tax	$0	$50
BC Tax credits
Film, Television and Production
Services	$-146	$-146
Scientific Research and Experimental Development	$-125	$-125
Other	$-44	$-44

Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base forecasts affect revenue in the succeeding year. For example, 2007/08 instalments from the federal government are based on BC’s share of the national tax base for the 2005 tax year (assessed as of December 31, 2006) and a forecast of the 2007 national tax base. The 2008/09 payments are based on the average of BC’s share of the 2004 and 2005 national tax bases as the 2006 share is unusually high reflecting partial refunds of duty deposits paid by forest sector firms over the May 2002 to October 2006 period. Cash adjustments for any under/over payments from the federal government in respect of 2008 will be received/paid on March 31, 2009.

First Quarterly Report 2008/09

48	Appendix

Table A1.5 Material Assumptions – Revenue (continued)

		Revised
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Carbon tax	$338	$338	$631	$880
Tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$10	$10	$15	$20
Gasoline (cents/litre)	2.41 ¢	2.34 ¢	3.51 ¢	4.68 ¢
Diesel & heating fuel oil (cents/litre)	2.76 ¢	2.69 ¢	4.04 ¢	5.38 ¢
Natural gas (cents/gigajoule)	49.88 ¢	49.66 ¢	74.49 ¢	99.32 ¢

Social service tax	$5,284	$5,232	$5,450	$5,720
Calendar Year
Nominal consumer expenditure	5.0%	4.8%	4.9%	5.1%	+/- 1% change in 2008 growth equals up to +/- $25 million
Nominal business investment	5.4%	4.6%	3.4%	5.1%	+/- 1% change in 2008 growth equals up to +/- $10 million
Other nominal taxable expenditure	-0.7%	2.7%	3.5%	5.9%	+/- 1% change in 2008 growth equals up to +/- $10 million
Social service tax base growth (fiscal year)	4.4%	3.7%	4.2%	4.8%

Components of revenue
Consolidated Revenue Fund	$5,212	$5,161	$5,374	$5,644
BC Transportation Financing Authority	$14	$14	$14	$14
Recovery to vote (MSBR)	$58	$57	$62	$62

Fuel tax	$957	$937	$936	$946

Calendar Year
Real GDP	2.4%	1.7%	2.3%	2.9%	+/- 1% change in gasoline
Gasoline volume		0.0%	0.0%	0.0%	or diesel volume growth
Diesel volume		2.0%	2.0%	2.0%	equals up to +/- $10 million
Gasoline and diesel volume	2.0%

Components of revenue
Consolidated Revenue Fund	$506	$496	$493	$500
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$439	$429	$431	$434

Property tax	$1,861	$1,864	$1,954	$2,058
Calendar Year
BC Consumer Price Index	1.8%	2.2%	2.0%	2.1%	+/- 1% change in new
Housing starts	34,597	37,092	32,933	31,519	construction and inflation
Home owner grants (fiscal year)	$-683	$-674	$-688	$-701	equals up to +/- $5 million in residential property taxation
					revenue
Components of revenue
Residential (net of home owner grants)	$635	$665	$709	$753
Non-residential	$1,012	$984	$1,012	$1,054	+/- 1% change in non-
Rural area	$91	$79	$82	$85	residential assessed values
Police	$19	$20	$20	$20	equals up to +/- $5 million
BC Assessment Authority	$69	$69	$73	$76
BC Transit	$37	$49	$60	$72
Commissions	$(2)	$(2)	$(2)	$(2)

First Quarterly Report 2008/09

Appendix	49

Table A1.5 Material Assumptions – Revenue (continued)

		Revised
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Other taxes	$2,326	$2,194	$2,139	$2,081
Calendar Year
Population	1.4%	1.4%	1.3%	1.3%
BC Consumer Price Index	1.8%	2.2%	2.0%	2.1%
Housing starts	-11.7%	-5.4%	-11.2%	-4.3%
Nominal GDP	4.2%	4.7%	4.6%	4.8%
Real GDP	2.4%	1.7%	2.3%	2.9%

Components of revenue
Property transfer	$1,020	$900	$860	$820
Tobacco	$705	$685	$685	$685
Corporation capital	$69	$69	$36	$0
Insurance premium	$372	$383	$393	$403
Hotel room
Consolidated Revenue Fund	$97	$94	$99	$103
Tourism British Columbia	$63	$63	$66	$70
Petroleum, natural gas, minerals and Columbia River Treaty export electricity sales	$2,376	$3,580	$3,632	$3,523
Natural gas price					+/- $1.00 change in the natural
Plant inlet, $Cdn/gigajoule	$5.65	$7.58	$7.27	$6.86	gas price equals
Sumas, $US/ MMBtu	$7.12	$9.16	$8.64	$8.04	+/- $275 to $325 million
Natural gas volumes (petajoules)	1,069	1,069	1,072	1,073	+/- 1% change in natural
Annual per cent change	0.1%	0.7%	0.3%	0.1%	gas volumes equals +/- $10 to
Oil price ($US/bbl at Cushing, Ok)	$84.02	$121.47	$120.89	$115.11	$20 million
Auctioned land base (000 hectares)	642	789	702	697	+/- 1 cent change in exchange
Average bid price/hectare ($)	$710	$4,299	$1,010	$1,082	rate equals
Metallurgical coal price ($US/tonne,fob west coast)	$105	$237	$229	$189	+/- $15 to $25 million on
Copper price ($US/lb)	$3.19	$3.56	$3.23	$2.93	natural gas royalties

Columbia River Treaty sales
Annual quantity set by treaty (million mega-watt hours)	4.0	4.0	4.5	4.6	+/- 10% change in the average Mid-Columbia
Mid-Columbia electricity price ($US/mega-watt hour)	$65	$81	$76	$74	electricity price equals +/- $25 to $30 million

Components of revenue
Natural gas royalties	$1,165	$1,732	$1,567	$1,502
Bonus bids, fees and rentals	$582	$978	$1,028	$1,087
Petroleum royalties	$113	$154	$147	$134
Columbia River Treaty electricity sales	$245	$305	$340	$335
Coal	$112	$281	$405	$311
Minerals, metals and other	$130	$101	$116	$124
Oil and Gas Commission fees and levies	$29	$29	$29	$30

Royalty programs and infrastructure credits
Summer drilling	$-48	$-44	$-46	$-49
Deep drilling	$-63	$-65	$-69	$-73
Marginal, low productivity and ultramarginal	$-138	$-180	$-201	$-214
Road and pipeline infrastructure	$-78	$-91	$-109	$-16
Total credits	$-327	$-380	$-425	$-352

Implicit natural gas royalty rate	19.3%	20.9%	19.7%	20.1%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates

First Quarterly Report 2008/09

50	Appendix

Table A1.5 Material Assumptions – Revenue (continued)

		Revised
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Forests	$952	$690	$835	$865
Prices (calendar year average)					+/- US$50 change in SPF
SPF 2x4 ($US/1000 bd ft)	$213	$237	$250	$300	price equals +/- $75 to
Random Lengths Composite ($US/thousand board feet)	$248	$261	$285	$335	$125 million +/- US$100 change in
Hemlock price ($US/1000 bd ft)	$600	$713	$700	$650	hemlock price equals +/-
Pulp ($US/tonne)	$844	$882	$850	$825	$15 to $30 million
Coastal log ($Cdn/cubic metre)					+/- US$50 change in pulp
(Vancouver Log Market, fiscal year)	$96	$98	$100	$105	price equals +/-$5 to $10
					million +/- Cdn$10 change
Fiscal Year Trade Assumptions					in average log price equals
Export tax rate (effective rate)	15.0%	15.0%	11.3%	5.0%	+/-$55 to $85 million
SPF 2x4 ($US/1000 bd ft)	$225	$243	$269	$300	+/- 1 cent change in
Random Lengths Composite price ($US/thousand board feet)	$260	$264	$304	$335	exchange rate equals +/- $10 to $15 million on
Lumber shipments and consumption (billion board feet)					stumpage revenue
U.S. lumber consumption	40.6	40.6	43.3	49.5
BC surge trigger volumes	8.6	8.6	9.2	10.5
BC lumber exports to U.S	8.0	7.8	7.9	8.9

Crown harvest volumes (million cubic metres)					+/- 10% change in Interior harvest volumes equals
Interior	49.0	43.5	44.6	49.4	+/- $50 to $75 million
Coast	10.0	8.5	9.4	10.6	+/- 10 change in Coastal
Total	59.0	52.0	54.0	60.0	harvest volumes equals
BC Timber Sales (included in above)	11.5	9.8	10.5	10.9	+/- $ 10 to $15 million

Components of revenue					The above sensitivities
Tenures	$434	$322	$410	$510	relate to stumpage revenue
BC Timber Sales	$240	$131	$174	$188	only. Depending on
Softwood Lumber Agreement 2006 border tax	$253	$224	$219	$126	market conditions, changes in stumpage revenues
Logging tax	$5	$-8	$10	$20	may be offset by changes
Other	$20	$21	$22	$21	in border tax revenues.

Other resources	$395	$430	$397	$403

Components of revenue
Water rental and licences	$327	$360	$332	$338
BC Hydro remission (Water Use Plans)	$50	$50	$47	$47
Angling & hunting permits and licences	$18	$20	$18	$18

Forecast includes BC Hydro rate increases effective January 2008 only.

First Quarterly Report 2008/09

Appendix	51

Table A1.5 Material Assumptions – Revenue (continued)

		Revised
Revenue Source and Assumptions	Budget	Forecast	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Health and social transfers	$4,794	$4,644	$4,849	$5,104
National Cash Transfers
Canada Health Transfer (CHT) excluding Trusts, September 2004 First Ministers’ Meeting (FMM) and prior-year adjustments	$14,100	$14,100	$14,400	$14,650
FMM	$8,529	$8,529	$9,587	$10,776	+/- 0.1% change in BC’s
Canada Social Transfer (CST)	$10,537	$10,537	$10,853	$11,178	population share equals
BC share of national population (June 1)	13.35%	13.11%	13.17%	13.24%	+/- $45 to $50 million

BC health and social transfers revenue
CHT	$2,104	$2,006	$2,056	$2,111
FMM	$1,139	$1,118	$1,263	$1,427
Wait Times	$0	$0	$33	$33
FMM Deferral (Base and Wait Times)	$79	$79	$0	$0
2003 Medical Equipment ($200 million)	$16	$16	$16	$16
FMM Capital Equipment Funding	$7	$7	$7	$7
Human Papillomavirus Immunization Trust	$14	$14	$13	$13
Patient Wait Times Guarantee Trust	$28	$28	$31	$17
CST	$1,407	$1,382	$1,430	$1,480
Prior-year adjustments	$0	$-6	$0	$0

Other federal contributions	$1,015	$1,199	$1,111	$1,051
Components of revenue
Consolidated revenue fund	$154	$154	$171	$162
Recovery to vote (All ministries)	$298	$511	$394	$334
Crown corporations and agencies	$153	$151	$159	$162
Other service delivery agencies	$410	$383	$387	$393

Service delivery agency direct revenue	$4,818	$4,832	$4,914	$5,030
School districts	$518	$554	$520	$517
Universities	$1,851	$1,767	$1,827	$1,887
Colleges, university colleges and institutes	$554	$580	$596	$608
Health authorities and hospital societies	$646	$687	$656	$669
BC Transportation Financing Authority	$490	$472	$483	$488
Other service delivery agencies	$759	$772	$832	$861

Commercial Crown corporation net income	$2,680	$2,725	$2,734	$2,756
BC Hydro	$358	$361	$411	$456
reservoir water inflows	100%	103%	100%	100%	+/-1% in hydro generation
mean gas price	7.55	9.84	8.92	8.57	= +/-$30 million
(Sumas, $US/MMbtu - BC Hydro forecast based on NYMEX forward selling prices)					+/-10% = -/+$25 million
electricity prices	59.72	74.00	69.39	67.19	+/-$1 MWh in electricity
(Mid-C, $US/MWh)					trade margins = +/-$40
assumed rate increases:					million
- base rate	6.56%	5.96%	8.12%	7.30%
- rate rider	0.50%	0.50%	1.00%	2.50%

(Assumed rate increases reflect the notional annual increases that would be required for BC Hydro to earn its allowed return on equity as mandated by the BCUC. These increases are included for planning purposes only. Actual rate increases in these years will be determined by future applications to the BCUC.)

ICBC	$272	$328	$247	$191
vehicle growth	+2.6%	+2.8%	+2.8%	+2.4%	+/-1% = +/-$36 million
claims cost trend	+4.6%	+4.2%	+5.9%	+5.7%	+/-1% = -/+$28 million
investment return	4.8%	5.0%	5.1%	5.0%	+/-1% return = +/-$85 to $91
loss ratio	87.0%	85.0%	88.3%	90.0%	million

First Quarterly Report 2008/09

52	Appendix

Table A1.6  Natural Gas Price Forecasts – 2008/09 to 2010/11

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2008	2009	2010	2008/09	2009/10	2010/11
GLJ Henry Hub US$/MMBtu (Jul 1,08)	11.22	11.25	10.50	9.99	8.94	8.50
Sproule Henry Hub US$/MMBtu (Jul 31,08)	10.71	11.24	10.40	8.77	8.90	8.37
McDaniel Henry Hub US$/MMBtu (Jul 1, 08)	11.30	11.20	10.45	9.79	8.89	8.49
AJM Henry Hub US$/Mcf (Jun 30,08)	13.00	10.80	10.20	9.55	8.18	7.95
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 08)	9.90	10.05	9.50	9.79	8.72	8.28
Sproule Alberta AECO-C Spot CDN$/MMBtu (Jul 31,08)	9.53	10.19	9.35	8.78	8.77	8.04
McDaniel AECO-C Spot C$GJ (Jul 1, 08)	9.88	10.15	9.45	9.79	8.77	8.20
AJM AECO-C Spot C$/Mcf (Jun 30,08)	12.00	10.20	9.90	9.77	8.59	8.38
GLJ Sumas Spot US$/MMBtu (Jul 1, 08)	10.75	10.70	9.95	10.10	9.09	8.63
Sproule Sumas Spot CDN$/MMBtu (Jul 31, 08)	9.98	10.19	9.35	8.61	8.27	7.54
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 08)	9.57	9.63	9.09	9.48	8.33	7.90
Sproule BC Plant Inlet CDN$/MMBtu (Jul 31, 08)	8.79	9.14	8.30	8.65	8.44	7.71
McDaniel BC Spot Plant Gate C$MMBtu (Jul 1, 08)	9.75	9.95	9.25	9.65	8.59	8.02
AJM BC Spot Plant Gate C$/Mcf (Jun 30, 08)	11.70	9.90	9.60	9.56	8.33	8.12
GLJ Midwest Chicago US$/MMBtu (Jul 1, 08)	11.26	11.25	10.50	10.17	9.18	8.76
Sproule Alliance Plant Gate CDN$/MMBtu (Jul 31, 08)	9.28	9.89	9.08	8.58	8.50	7.79
EIA US$/MMBtu Henry Hub (Aug 12, 08)	9.75	8.76		7.58
TD Economics Henry Hub FuturesUS$/MMBtu (Jul 30, 08)	9.82	9.54		7.73
Scotiabank Group Henry Hub US$/MMBtu (Jul 21, 08)	11.00	11.50		8.97
BMO Alberta Empress US$/MMBtu (Jul 16, 08)	10.69	11.85		9.70
RBC Financial Henry Hub US$/MMBtu (Jul 10, 08)	10.00	8.50		7.45
Exports Development Canada Henry Hub US$/MMBtu (Jul 24, 08)	10.50	9.10		8.09
Tristone Capital Henry Hub US$/MMBtu (Jul 14, 08)	10.00	10.00		8.10
Petro-Canada AECO-C Spot CDN$/Mcf (May 6, 08)	8.65	8.00		7.57
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Aug 13, 08)				7.33	7.31	7.29

Average all minus high/low				9.03	8.65	8.17

Average one forecast per consultant minus high/low				8.65	8.42	7.94

Natural gas royalty price forecast				7.58	7.27	6.86

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd

AJM: Ashton Jenkins Mann Petroleum Consultants

US EIA: US Energy Information Administration

McDaniel: McDaniel & Associates Consultants Ltd

AECO: Alberta Energy Company

Natural Gas Prices

•	The first Quarterly Report price forecast is based on the private sector average adjusted for recent price declines in July and August.

•	Average plant inlet prices rose 33 per cent from March to June 2008 and declined 31 per cent over the next two months.

•	Prices can be expected to remain volatile and infuenced by hurricane activity, winter weather and other energy prices.

First Quarterly Report 2008/09

Appendix	53

Table A1.7  Material Assumptions – Expense

		Revised
Ministry Programs and Assumptions	Budget (1)	Forecast (1)	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Advanced Education and Labour Market Development	2,199	2,199	2,303	2,319	The number of student spaces may vary depending on the financial and other policies of post secondary institutions.
Student spaces in public institutions (2) (# of FTEs)	200,642	200,642	206,668	207,325

Attorney General	546	546	556	557
New cases filed/processed (# for all courts)	295,000	295,000	295,000	295,000
Crown Proceeding Act (CPA)	25	25	25	25	The number and size of litigation brought against the province, as well as the effectiveness of mitigation strategies and legal defence.

Children and Family Development	1,326	1,326	1,348	1,362	A 1% increase in the cost per case or a 1% increase in the average caseload will affect expenditures by approximately $2.7 million.
Average children-in-care caseload (#)	9,100	9,100	9,000	9,000
Average annual residential cost per child in care ($)	29,200	29,200	29,800	29,800

Education	5,301	5,301	5,395	5,429
Student Enrolment (# of FTEs)	555,833	555,833	551,727	547,973

Forests and Range	806	746	767	767
Direct Fire Fighting	56	56	56	56	Over the past 10 years, fire fighting costs have ranged from a low of $19 million in 1997 to a high of $372 million in 2003.
BC Timber Sales	219	159	175	175

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 2 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year then capitalized expenses will also be reduced in that year.

Health Services	13,530	13,530	14,329	15,168
Supplementary Estimates – additional funding	—	120	—	—
Pharmacare	1,055	1,055	1,105	1,098	A 1% change in utilization or drug prices affects costs by approximately $10 million.
Demand/cost growth (per cent change)	3.7%	3.7%	3.7%	3.7%

Medical Services Plan (MSP)	3,190	3,190	3,395	3,504	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $20 million.

Regional Health Sector funding	8,623	8,623	9,127	9,773

(1)	The 2007/08 budget estimate and updated forecast have been restated to reflect government’s current organization and accounting policies.
(2)	Beginning in 2008/09 the student space forecasts include apprentice training FTEs delivered by the Industry Training Authority.

First Quarterly Report 2008/09

54	Appendix

Table A1.7  Material Assumptions – Expense (continued)

		Revised
Ministry Programs and Assumptions	Budget (1)	Forecast (1)	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Housing and Social Development	2,665	2,665	2,675	2,686
Temporary Assistance annual	41,840	41,840	41,530	41,390
average caseload (#)

The expected to work caseload is sensitive to fluctuations in economic and employment trends in the service sector. A 1% change in the Temporary Assistance annual average caseload or average cost per case will affect expenditures by approximately $3 million annually.

Disability Assistance	67,190	67,190	69,830	72,470
annual average caseload (#)

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities and significant health issues. A 1% change in the Disability Assistance annual average caseload or average cost per case will affect expenditures by approximately $7 million annually.

Total annual average caseload (#)	109,030	109,030	111,360	113,860

The average cost per case is sensitive to the composition of the caseload, and reported income. A 1% change in the annual caseload or average cost per case will affect expenditures by approximately $10 million annually.

Adult Community Living (3):	5,469	5,469	5,692	5,806
Residential Services:
Average caseload (#)					The adult community living caseload is sensitive to the pressures of an aging population. A 1% increase in the adult caseload will increase expenditures by approximately $2.6 million.
Average cost per client ($)	68,200	68,200	69,200	68,500
Day Programs:
Average caseload (#)	11,113	11,113	11,599	11,840
Average cost per client ($)	19,200	19,200	19,400	19,200

Public Safety and Solicitor General	625	625	636	638	The volume and severity of criminal activity, the number of inmate beds occupied and the number of investigations and audits based on the volume of gaming activity.

Emergency Program Act (EPA)	16	16	16	16
			Funding remains constant on a year-to-year basis.		The number and severity of natural disasters.

Management of Public Funds and Debt	1,284	1,195	1,168	1,159	Full year impact on MoPD on interest costs of a 1% change in interest rates equals $18 million; $100 million increase in debt level equals $2 million.
Interest rates for new provincial borrowing:
Short-term	4.30%	2.92%	3.65%	4.56%
Long-term	5.04%	4.49%	4.92%	5.88%
CDN/US exchange rate (cents)	100.1	100.8	103.0	105.4

(1)	The 2007/08 budget estimate and updated forecast have been restated to reflect government’s current organization and accounting policies.
(3)	The 2007/08 assumptions for Adult Community Living have been restated to reflect a change in the reporting system for residential versus non-residential services.

First Quarterly Report 2008/09

Appendix	55

Table A1.7  Material Assumptions – Expense (continued)

		Revised
Ministry Programs and Assumptions	Budget (1)	Forecast (1)	Plan	Plan
($ millions unless otherwise specified)	2008/09		2009/10	2010/11	Sensitivities 2008/09
Service delivery agency net spending	4,398	4,422	4,912	5,159
School districts	410	410	413	422
Universities	1,691	1,677	1,721	1,793
Colleges, university colleges and institutes	563	577	591	602
Health authorities and hospital societies	619	638	634	688
BC Transportation Financing Authority	646	658	707	798
Other service delivery agencies	469	462	846	856

(1)	The 2007/08 budget estimate and updated forecast have been restated to reflect government’s current organization and accounting policies.

Table A1.8  Full-Time Equivalents (FTEs) (1) – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11

Ministries and special offices (CRF)	27,252	27,129	28,647	30,224	31,830	32,034	32,179
Service delivery agencies (2)	3,822	3,992	3,917	4,128	4,265	4,325	4,365
Total FTEs	31,074	31,121	32,564	34,352	36,095	36,359	36,544

(1)

Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2)	Service delivery agency FTE amounts do not include SUCH sector staff employment.

First Quarterly Report 2008/09

56	Appendix

Table A1.9  Capital Spending – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Taxpayer-supported
Education
Schools (K–12)	239	286	322	380	441	441	438
Post-secondary	696	790	874	782	823	629	482
Health	568	848	760	881	1,050	981	942
BC Transportation Financing Authority	513	713	821	884	1,096	590	672
BC Transit	8	24	13	37	85	201	98
Vancouver Convention Centre expansion project	51	85	105	251	272	37	27
Government operating (ministries)	215	320	355	335	286	336	317
Other (1)	73	87	159	122	55	45	42
Capital spending contingencies	—	—	—	—	200	175	150
Total taxpayer-supported	2,363	3,153	3,409	3,672	4,308	3,435	3,168

Self-supported
BC Hydro	528	610	807	1,072	1,663	1,744	1,921
BC Transmission Corporation	—	21	50	70	18	21	11
Columbia River power projects (2)	84	30	19	29	38	154	234
BC Rail	30	15	19	20	62	20	12
ICBC (3)	31	27	22	23	30	50	71
BC Lotteries	93	83	44	60	124	116	117
Liquor Distribution Branch	10	19	22	18	20	18	40
Total self-supported commercial	776	805	983	1,292	1,955	2,123	2,406

Total capital spending	3,139	3,958	4,392	4,964	6,263	5,558	5,574

(1)	Includes BC Housing Management Commission, Provincial Rental Housing Corporation, Rapid Transit Project 2000, and other service delivery agencies.
(2)	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.
(3)	Includes ICBC Properties Ltd.

First Quarterly Report 2008/09

Appendix	57

Table A1.10  Capital Expenditure Projects Greater Than $50 million (1)

	Projected	Total Costs	Projected	Total	Project Financing
	Completion	to	Costs to	Capital	Internal/	Federal	Other
($ millions)	Date	June 30, 2008	Complete	Costs	Debt	Government	Contributions
Post secondary facilities
University of Victoria
– Science building	Spring 2009	52	15	67	57	—	10
University of British Columbia
– Marine Drive student housing	Spring 2009	74	29	103	103	—	—
Vancouver City College
– Broadway (King Edward) Campus expansion	Winter 2008	33	20	53	45	—	8
Total post-secondary facilities		159	64	223	205	—	18
Health facilities
Abbotsford Regional Hospital and Cancer Centre
– Government direct cost	Summer 2008	12	14	26	26	—	—
– P3 contract	Summer 2008	441	8	449	378	—	71
Surrey Outpatient Facility (2)	Spring 2011	4	235	239	239	—	—
Victoria Royal Jubilee Hospital inpatient facility
– Government direct cost	Winter 2011	6	142	148	21	—	127
– P3 contract	Winter 2011	—	201	201	201	—	—
Fort St. John Hospital replacement (2)	Winter 2011	1	267	268	179	—	89
Expansions to Kelowna General and Vernon Jubilee
Hospitals
– Government direct cost	Fall 2012	5	270	275	26	—	249
– P3 contract	Fall 2012	—	158	158	158	—	—
Northern Cancer Centre (2)	Winter 2012	—	100	100	100	—	—
Total health facilities		469	1,395	1,864	1,328	—	536
Transportation
Pitt River Bridge	Winter 2009	124	74	198	108	90	—
Sea-to-Sky Highway
– Government direct cost	Fall 2009	170	64	234	234	—	—
– P3 contract	Fall 2009	412	149	561	561	—	—
William R. Bennett Bridge
– P3 contract	Summer 2008	175	10	185	185	—	—
Total transportation		881	297	1,178	1,088	90	—
Power generation and transmission
BC Hydro
– Mica Dam – generator stator replacement	Spring 2010	61	36	97	97	—	—
– Peace Canyon Dam – generator stator
replacement and rotor modification	Fall 2009	49	37	86	86	—	—
– Coquitlam Dam seismic upgrade	Fall 2008	59	7	66	66	—	—
– Aberfeldie redevelopment	Fall 2008	60	35	95	95	—	—
– GM Shrum G1–G4 stator replacement	Fall 2011	38	59	97	97	—	—
– Peace Canyon G1–G4 turbine overhaul	Fall 2009	24	31	55	55	—	—
– Revelstoke Unit 5 project (3)	Fall 2011	62	288	350	350	—	—
– Vancouver Island Transmission Reinforcement	Fall 2008	166	128	294	294
– Mission and Matsqui Area Supply	Fall 2008	37	19	56	56
BC Transmission Corporation
– System control centre modernization project	Fall 2008	122	6	128	128	—	—
Brilliant Expansion Power Corporation
– Brilliant Dam power expansion	Fall 2008	217	18	235	235	—	—
Total power generation and transmission		895	664	1,559	1,559	—	—
Other
Vancouver Convention Centre expansion project	Summer 2009	624	259	883	541	222	120
BC Place – (Phase 1) refurbishments	Winter 2009	—	65	65	65	—	—
Total other		624	324	948	606	222	120

(1)

Only projects that have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

(2)

Figures shown for the Surrey Outpatient Facility, Fort St. John Hospital, and Northern Cancer Centre projects are based on preliminary Treasury Board approvals. These amounts will change after P3 contracts are finalized.

(3)	Total costs for Revelstoke Unit 5 range from $280 million to $350 million with forecast completion in 2010/11 or 2011/12, depending on final scope of the project.

First Quarterly Report 2008/09

58	Appendix

Table A1.11  Statement of Financial Position – 2004/05 to 2010/11 (1)

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Financial assets
Cash and temporary investments	3,589	3,880	3,450	5,951	6,372	5,671	5,981
Other financial assets	6,627	6,995	7,914	8,233	8,855	8,964	9,317
Sinking funds	4,516	4,059	3,798	2,649	2,103	1,987	1,739
Investments in commercial Crown corporations
Retained earnings	3,195	3,476	4,426	5,090	5,770	6,346	6,804
Recoverable capital loans	6,901	6,916	7,170	7,719	9,055	10,212	11,502
	10,096	10,392	11,596	12,809	14,825	16,558	18,306
	24,828	25,326	26,758	29,642	32,155	33,180	35,343
Liabilities
Accounts payable & accrued liabilities (2)	6,788	7,288	7,094	7,955	7,948	8,672	9,490
Deferred revenue	5,181	5,695	5,989	7,136	9,677	9,656	9,561
Debt:
Taxpayer-supported debt	28,651	27,197	25,960	26,579	26,598	27,259	28,581
Self-supported debt	7,195	7,200	7,473	8,048	9,373	10,697	11,963
Forecast allowance	—	—	—	—	750	675	675
Total provincial debt	35,846	34,397	33,433	34,627	36,721	38,631	41,219
Add: debt offset by sinking funds	4,515	4,059	3,798	2,649	2,103	1,987	1,739
Less : guarantees and non-guaranteed debt	(449)	(399)	(410)	(442)	(445)	(629)	(620)
Financial statement debt	39,912	38,057	36,821	36,834	38,379	39,989	42,338
	51,881	51,040	49,904	51,925	56,004	58,317	61,389
Net liabilities	(27,053)	(25,714)	(23,146)	(22,283)	(23,849)	(25,137)	(26,046)
Capital and other assets
Tangible capital assets	23,515	25,074	26,954	28,933	31,525	33,111	34,315
Other assets	546	761	839	801	795	647	502
	24,061	25,835	27,793	29,734	32,320	33,758	34,817
Accumulated surplus (deficit)	(2,992)	121	4,647	7,451	8,471	8,621	8,771

(1)	Comparative figures have been restated to reflect government’s accounting policies in effect at March 31, 2008.
(2)	Accrued liabilities include accumulated forecast allowances of $750 million in 2008/09, $675 million in 2009/10, and $675 million in 2010/11.

First Quarterly Report 2008/09

Appendix	59

Table A1.11a  Changes in Financial Position – 2004/05 to 2010/11

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
(Surplus) deficit for the year	(2,721)	(3,113)	(4,079)	(2,886)	(1,020)	(150)	(150)
Comprehensive income and other equity adjustments	—	—	(447)	82	—	—	—
Change in accumulated (surplus) deficit	(2,721)	(3,113)	(4,526)	(2,804)	(1,020)	(150)	(150)

Capital and other asset changes:
Taxpayer-supported capital investments	2,354	3,111	3,383	3,672	4,308	3,435	3,168
Less : amortization and other accounting changes	(1,440)	(1,552)	(1,503)	(1,693)	(1,716)	(1,849)	(1,964)
Increase in net capital assets	914	1,559	1,880	1,979	2,592	1,586	1,204
Increase (decrease) in other assets	71	215	78	(38)	(6)	(148)	(145)
	985	1,774	1,958	1,941	2,586	1,438	1,059
Increase (decrease) in net liabilities	(1,736)	(1,339)	(2,568)	(863)	1,566	1,288	909

Investment and working capital changes:
Increase (reduction) in cash and temporary investments	899	291	(430)	2,501	421	(701)	310
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	148	281	950	664	680	576	458
Self-supported capital investments	776	805	983	1,292	1,955	2,123	2,406
Less: loan repayments and other accounting changes	(1,387)	(790)	(729)	(743)	(619)	(966)	(1,116)
	(463)	296	1,204	1,213	2,016	1,733	1,748
Other working capital changes	(729)	(1,103)	558	(2,838)	(2,458)	(710)	(618)
	(293)	(516)	1,332	876	(21)	322	1,440
Increase (decrease) in financial statement debt	(2,029)	(1,855)	(1,236)	13	1,545	1,610	2,349
(Increase) decrease in sinking fund debt	104	456	261	1,149	546	116	248
Increase (decrease) in guarantees and non-guaranteed debt	34	(50)	11	32	3	184	(9)
Increase (decrease) in total provincial debt	(1,891)	(1,449)	(964)	1,194	2,094	1,910	2,588

First Quarterly Report 2008/09

60	Appendix

Table A1.12  Provincial Debt Summary – 2004/05 to 2010/11 (1),(2)

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
($ millions unless otherwise indicated)	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Taxpayer-supported debt
Provincial government direct operating	14,510	11,923	9,505	8,264	6,337	5,128	4,842
Other taxpayer-supported debt (mainly capital)
Education
Schools (2)	4,483	4,588	4,724	4,906	5,192	5,481	5,773
Post-secondary institutions (2)	2,284	2,650	2,909	3,314	3,509	3,840	4,026
	6,767	7,238	7,633	8,220	8,701	9,321	9,799
Health(2)	2,119	2,459	2,899	3,345	3,859	4,454	5,001
Highways and public transit
BC Transportation Financing Authority	2,474	2,699	3,237	3,948	4,736	5,185	5,658
Public transit	906	904	892	897	935	1,032	1,050
SkyTrain extension	1,135	1,145	1,153	1,153	1,153	1,153	1,153
BC Transit	78	80	96	84	114	184	230
	4,593	4,828	5,378	6,082	6,938	7,554	8,091
Other
BC Buildings	241	246	— (3)	—	—	—	—
Social housing (4)	133	189	216	218	211	204	201
Homeowner Protection Office	130	110	110	132	174	222	274
Other (5)	158	204	219	318	378	376	373
	662	749	545	668	763	802	848
Total other taxpayer-supported debt	14,141	15,274	16,455	18,315	20,261	22,131	23,739
Total taxpayer-supported debt	28,651	27,197	25,960	26,579	26,598	27,259	28,581
Self-supported debt
Commercial Crown corporations
BC Hydro	6,906	6,892	7,144	7,633	8,977	10,136	11,258
BC Transmission Corporation	—	37	37	86	79	77	73
Columbia River power projects (6)	257	247	236	219	207	374	522
Liquor Distribution Branch	6	5	3	2	1	1	1
Post-secondary institutions’ subsidiaries	26	19	53	108	109	109	109
Total self-supported debt	7,195	7,200	7,473	8,048	9,373	10,697	11,963
Total debt before forecast allowance	35,846	34,397	33,433	34,627	35,971	37,956	40,544
Forecast allowance (7)	—	—	—	—	750	675	675
Total provincial debt	35,846	34,397	33,433	34,627	36,721	38,631	41,219
Debt as a per cent of GDP
Provincial government direct operating	9.2%	7.0%	5.3%	4.3%	3.2%	2.5%	2.2%
Taxpayer-supported	18.2%	16.1%	14.4%	14.0%	13.4%	13.1%	13.1%
Total provincial	22.8%	20.3%	18.5%	18.2%	18.4%	18.6%	18.9%

(1)

Debt is after deduction of sinking funds and unamortized discounts, and excludes accrued interest. Government direct and fiscal agency accrued interest is reported in the government’s accounts as an accounts payable.

(2)

Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

(3)	Debt of BC Buildings was transferred to the province as the corporation’s operations are now conducted through the Ministry of Labour and Citizens’ Services
(4)	Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.
(5)

Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

(6)	A joint venture of the Columbia Power Corporation and Columbia Basin Trust.
(7)

Reflects the operating statement forecast allowance for each year (amounts are not cumulative). Since it is unknown as to which agency would require this debt, the borrowing allowance is shown as a separate item over the plan.

First Quarterly Report 2008/09

Appendix	61

Table A1.13  Key Provincial Debt Indicators – 2004/05 to 2010/11 (1)

					Revised
	Actual	Actual	Actual	Actual	Forecast	Plan	Plan
	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Debt to revenue (per cent)
Total provincial	85.1	74.6	69.1	68.3	70.6	71.7	74.4
Taxpayer-supported	88.5	77.6	69.6	69.4	69.3	68.8	70.4
Debt per capita ($) (2)
Total provincial	8,527	8,074	7,739	7,906	8,270	8,588	9,043
Taxpayer-supported	6,815	6,384	6,009	6,068	5,991	6,060	6,271
Debt to GDP (per cent) (3)
Total provincial	22.8	20.3	18.5	18.2	18.4	18.6	18.9
Taxpayer-supported	18.2	16.1	14.4	14.0	13.4	13.1	13.1
Interest bite (cents per dollar of revenue) (4)
Total provincial	4.7	4.4	4.3	4.0	4.2	4.3	4.4
Taxpayer-supported	5.0	4.4	4.2	3.9	4.2	4.1	4.2
Interest costs ($millions)
Total provincial	1,999	2,012	2,068	2,005	2,166	2,302	2,446
Taxpayer-supported	1,635	1,546	1,569	1,482	1,598	1,635	1,699
Interest rate (per cent) (5)
Taxpayer-supported	5.6	5.5	5.9	5.6	6.0	6.1	6.1
Background Information:
Revenue ($millions)
Total provincial (6)	42,141	46,096	48,416	50,678	52,042	53,844	55,382
Taxpayer-supported (7)	32,391	35,029	37,280	38,287	38,398	39,624	40,590
Debt ($millions)
Total provincial	35,846	34,397	33,433	34,627	36,721	38,631	41,219
Taxpayer-supported (8)	28,651	27,197	25,960	26,579	26,598	27,259	28,581
Provincial GDP ($millions) (9)	157,365	169,404	180,328	190,214	199,130	208,211	218,121
Population (thousands at July 1) (10)	4,204	4,260	4,320	4,380	4,440	4,498	4,558

(1)	Includes fiscal data of school districts, post-secondary institutions and regional health authorities/societies (SUCH).
(2)	The ratio of debt to population (e.g. 2008/09 debt divided by population at July 1, 2008).
(3)	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2008/09 debt divided by 2008 GDP).
(4)	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.
(5)	Weighted average of all outstanding debt issues.
(6)	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.
(7)	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.
(8)	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.
(9)	GDP for the calendar year ending in the fiscal year (e.g. GDP for 2008 is used for the fiscal year ended March 31, 2009).
(10)	Population at July 1st within the fiscal year (e.g. population at July 1, 2008 is used for the fiscal year ended March 31, 2009).

First Quarterly Report 2008/09